                             AMENDED AND RESTATED

                           ASSET PURCHASE AGREEMENT

                                     AMONG

                        AMERICAN DENTAL PARTNERS, INC.,

                      INNOVATIVE PRACTICE CONCEPTS, INC.,

                          CIGNA DENTAL HEALTH, INC.,

                                      AND

                       CIGNA HEALTHCARE OF ARIZONA, INC.



                               February 8, 1999

                               TABLE OF CONTENTS
                               -----------------

                                                                                     Page
                                                                                     ----
BACKGROUND INFORMATION.............................................................     1

ARTICLE I ASSET PURCHASE AND SALE..................................................     1

 (S)1.1       Asset Purchase and Sale..............................................     1
 (S)1.2       Excluded Assets......................................................     2
 (S)1.3       No Liabilities Assumed...............................................     4
 (S)1.4       Purchase Price.......................................................     4
 (S)1.5       Closing..............................................................     5
 (S)1.6       Conveyance Documents.................................................     5
 (S)1.7       Possession...........................................................     6
 (S)1.8.      Joint Notice of Sale; No Use of CIGNA Dental Name....................     6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF BUYER.................................     6

 (S)2.1       Organization and Standing............................................     6
 (S)2.2       Power and Authority..................................................     7
 (S)2.3       Conflicts; Consents and Approvals....................................     7
 (S)2.4       Litigation...........................................................     8
 (S)2.5       Brokers; Finders Fees................................................     8
 (S)2.7       Compliance with Law..................................................     8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.....................     9

 (S)3.1       Organization and Standing............................................     9
 (S)3.2       Subsidiaries.........................................................     9
 (S)3.3       Power and Authority; Capacity........................................     9
 (S)3.4       Consents and Approvals...............................................    10
 (S)3.5       Financial Statements.................................................    10
 (S)3.6       Undisclosed Liabilities..............................................    10
 (S)3.7       Absence of Certain Changes...........................................    10
 (S)3.8       Taxes................................................................    12
 (S)3.9       Compliance with Law..................................................    12
 (S)3.10      [Intentionally Omitted]..............................................    13
 (S)3.11      Restrictive Documents or Laws........................................    13
 (S)3.12      Insurance............................................................    13
 (S)3.13      Title to and Condition of Properties.................................    14
 (S)3.14      Brokers; Finders.....................................................    15
 (S)3.15      Legal Proceedings, Etc...............................................    15
 (S)3.16      ERISA................................................................    15
 (S)3.17      Contracts............................................................    16
 (S)3.18      No Conflict or Default...............................................    17
 (S)3.19      Books of Account; Records............................................    17
 (S)3.20      Compensation.........................................................    17
 (S)3.21      Labor Relations......................................................    18
 (S)3.22      Suppliers............................................................    18
 (S)3.23      Medicare and Medicaid................................................    18
 (S)3.24      Disciplinary Actions.................................................    18
 (S)3.25      Seller's Dental Business.............................................    18
 (S)3.26      Complete Disclosure..................................................    19

ARTICLE IV COVENANTS OF THE PARTIES................................................    19

 (S)4.1       Mutual Covenants.....................................................    19
   (a)        General..............................................................    19

   (b)        Governmental Matters.................................................    19
   (c)        Parties' Employees...................................................    19
   (d)        Employment Matters...................................................    20
   (e)        Costs of Failure to Obtain Certain Consents..........................    22
   (f)        Transition Services..................................................    23
   (g)        Post-Closing Cooperation.............................................    23
 (S)4.2       Covenants of Seller..................................................    25
   (a)        Conduct of Business..................................................    25
   (b)        Y2K Compliance and Remediation.......................................    26
   (c)        Exclusive Rights.....................................................    26
   (d)        Access to Records and Other Due Diligence............................    27
   (e)        Disclosures..........................................................    27
   (f)        Employee Retention...................................................    27
   (g)        Notices of Certain Events............................................    27
   (h)        [Intentionally omitted]..............................................    28
   (i)        Noncompetition.......................................................    28
   (j)        Injunctive Relief....................................................    29
   (k)        [Intentionally Omitted]..............................................    29
   (l)        Leases for Seller Facilities.........................................    29
   (m)        Patient Records......................................................    29
   (n)        Dental Benefit Plans.................................................    29
 (S)4.3       Covenants of Buyer...................................................    29
   (a)        Representations and Warranties.......................................    29
   (b)        Notices of Certain Events............................................    29
   (c)        Leases for Seller Facilities.........................................    30
   (d)        Injunctive Relief....................................................    30
   (e)        Non-Competition......................................................    30
   (f)        Y2K Compliance and Remediation.......................................    30

ARTICLE V CONDITIONS...............................................................    31

 (S)5.1       Mutual Conditions....................................................    31
   (a)        Legal Prohibition....................................................    31
   (b)        Governmental Approvals...............................................    31
 (S)5.2       Conditions to Obligations of Seller..................................    32
   (a)        Representations and Warranties.......................................    32
   (b)        Performance of Agreement.............................................    32
   (c)        Certificate..........................................................    32
   (d)        Opinion of Counsel...................................................    32
   (e)        Authority............................................................    32
   (f)        PPO and Provider Agreements..........................................    32
   (g)        Patient Records......................................................    32
   (h)        Employment Agreements................................................    32
 (S)5.3       Conditions to Obligations of Buyer...................................    33
   (a)        Representations and Warranties.......................................    33
   (b)        Performance of Agreement.............................................    33
   (c)        Certificate..........................................................    33
   (d)        Opinion of Counsel...................................................    33
   (e)        Authority............................................................    33
   (f)        Professional Personnel...............................................    33
   (g)        Existing Employment and Deferred Compensation Agreements.............    33
   (h)        Third Party Consents.................................................    33
   (i)        Material Adverse Change..............................................    33
   (j)        Books and Records....................................................    33

ARTICLE VI TERMINATION AND AMENDMENT...............................................    34

 (S)6.1       Termination..........................................................    34
   (a)        Termination by Seller................................................    34
   (b)        Termination by Buyer.................................................    34
 (S)6.2       Amendment............................................................    35
 (S)6.3       Extension; Waiver....................................................    35

ARTICLE VII INDEMNIFICATION........................................................    35

 (S)7.1       Survival of Representations, Warranties and Agreements...............    35
 (S)7.2       Indemnification......................................................    35
 (S)7.3       Limitations on Indemnification.......................................    36
 (S)7.5       Procedure For Indemnification with Respect to Non-Third Party Claims.    38
 (S)7.6       Right of Setoff......................................................    38
 (S)7.7       Indemnification of Seller............................................    38
 (S)7.8       Insurance Proceeds...................................................    39

ARTICLE VIII  MISCELLANEOUS........................................................    39

 (S)8.1       Notices..............................................................    39
 (S)8.2       Non-Waiver...........................................................    40
 (S)8.3       Genders and Numbers..................................................    40
 (S)8.4       Headings.............................................................    40
 (S)8.5       Counterparts.........................................................    40
 (S)8.6       Entire Agreement.....................................................    41
 (S)8.7       No Third Party Beneficiaries.........................................    41
 (S)8.8       Governing Law........................................................    41
 (S)8.9       Successors; Assignment...............................................    41
 (S)8.10      Remedies.............................................................    41
 (S)8.11      Expenses.............................................................    42
 (S)8.12      Announcements........................................................    42
 (S)8.13      Severability.........................................................    42

                          DEFINED TERMS LOCATOR LIST
                          --------------------------

Term                                         Section
----                                         -------
Accounts                                     4.1(d)(vi)
Acquisition Proposal                         4.2(c)
Additional Documents                         7.1(a)
ADP                                          Introduction
Affiliate                                    3.16 (for (S)3.16 only);
                                             4.2(a) for rest of Agreement)
Agreement                                    Introduction
Applicable Laws                              3.9
Asset Purchase                               Background Information
Assets                                       1.1
Assignment of Contracts                      1.6(c)
Assignment and Assumption Agreement          4.2(m)
Associated                                   1.1(c)
Assumed Contracts                            1.1(d)
Assumed Liabilities                          1.3
Assumption Agreement                         1.4(b)
Benefit Arrangement                          3.16(b)
Buyer                                        Background Information
Cash Consideration                           Background Information
CDHI                                         Introduction
CDHP of Arizona                              Background Information

CGLIC                                        5.2(f)
CHA                                          Introduction
CIGNA Marks                                  1.8
Closing                                      1.5
Closing Date                                 1.5
Code                                         1.4
Completion Certificate                       4.1(h)
Continuing Dentist                           4.1(d)(vi)
Continuing Employee                          4.1(d)(iv)
Current Patient Records                      1.2(a)
Damages                                      7.2(a)
Deemed Pre-Closing Tax Period                1.3
Deer Valley Facility                         4.2(h)
Dental Benefit Plans                         3.17
Dental Practice Management Company           4.2(i)(i)(B)
Dental Staff Practice                        4.2(i)(i)(A)
Dentist                                      5.2(g)
Employee Plan                                3.16(a)
Employment Transfer Date                     4.1(d)(iv)
Entity                                       3.2
Environmental Laws                           3.9
Equipment                                    1.1(a)
ERISA                                        3.16(a)

Excluded Assets                              1.2
Excluded Liabilities                         7.2(b)
Financial Statements                         3.5
Governmental Programs                        3.23
Governmental Reimbursement Laws              3.23
Incidental Acquisition                       4.2(i)
Incorporated Documents                       8.7
Indemnifiable Claims                         7.2(b)
Indemnified Party                            7.4(a)
Indemnifying Party                           7.4(a)
IPC                                          Introduction
Leases                                       1.1(e)
Material Adverse Effect                      3.7(a)
One-Year Employment Agreement                5.3(g)
Parties                                      Background Information
Permits                                      3.9
Pre-Closing Period                           4.2(b)
Pre-Closing Tax Period                       1.3
Proprietary Rights                           1.2(m)
Purchase Price                               1.4
Response Period                              7.4(a)
Restricted Period                            4.2(i)
Restricted Territory                         4.2(i)

Seller                                       Introduction
Seller Facilities                            Background Information
Seller Schedules                             Article III, first paragraph
Seller's Dental Business                     Background Information
Seller's 401(k) Plan                         4.1(d)(vi)
Seller's Indemnifiable Claim                 7.4(a)
Service Agreement                            1.1(c)
Software Upgrade Project                     4.1(h)
Staff Model Employees                        4.1(d)(ii)
Stay Bonuses                                 4.1(d)(iv)
Supplies                                     1.1(b)
Third-Party Claim                            7.4(a)
To the best of Seller's knowledge            3.26
Transition Services Agreement                4.1(f)

                 AMENDED AND RESTATED ASSET PURCHASE AGREEMENT
                 ---------------------------------------------


     This Amended and Restated Asset Purchase Agreement (this "Agreement") is made effective February 8, 1999, among American Dental Partners, Inc., a Delaware corporation ("ADP"), Innovative Practice Concepts, Inc., an Arizona corporation ("IPC"), and the following parties (collectively, "Seller"): CIGNA Dental Health, Inc., a Florida corporation ("CDHI"), and CIGNA Healthcare of Arizona, Inc., an Arizona corporation ("CHA").


                            BACKGROUND INFORMATION
                            ----------------------


     A. Seller is in the business of providing, or arranging for the provision of, dental services, at the facilities identified on Exhibit A attached hereto (the "Seller Facilities"), to patients enrolled in or otherwise covered by dental and other benefit plans of Seller and its Affiliates (as defined in (S)4.2(a), below) within the State of Arizona. For purposes of this Agreement, "Seller's Dental Business" means the business and operations owned and operated by Seller as a dental care delivery system referred to as the "CIGNA Arizona Dental Staff Model," consisting of (i) employed dentists, dental hygienists, and others providing dental care and related services through the Seller Facilities and (ii) related support and management functions, but specifically excluding the dental insurance, dental health plan or medical health plan businesses of Seller and its Affiliates in Arizona, including those conducted by CIGNA Dental Health Plan of Arizona, Inc., an Arizona corporation ("CDHP of Arizona"). Seller desires to sell, and ADP and IPC (collectively, "Buyer") desire to purchase, substantially all of the assets of Seller's Dental Business (the "Asset Purchase") for total consideration consisting of cash in the amount of $3,090,000 (the "Cash Consideration"). Buyer and Seller (the "Parties") also desire to consummate the other transactions contemplated by this Agreement.

     B. The boards of directors of the Parties, respectively, have determined that the Asset Purchase and the other transactions described in this Agreement are desirable and in the best interests of their respective shareholders.


                            STATEMENT OF AGREEMENT
                            ----------------------

     The Parties hereby acknowledge the foregoing Background Information and agree as follows:

                                   ARTICLE I

                            ASSET PURCHASE AND SALE
                            -----------------------

     (S)1.1.   Asset Purchase and Sale.  On the Closing Date, and on the terms
               -----------------------
and subject to (S)1.2, below, and the other conditions described in this Agreement, Seller shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase from Seller, substantially all of the assets, rights, and business operations of Seller's Dental Business (the "Assets"), including without limitation the following:

          (a) All furniture, fixtures, and equipment used in Seller's Dental Business and located at the Seller Facilities, including without limitation
     (i) the personal computers in the Seller Facilities (except the personal computers of Sherry Long and Catherine Rothschild, which personal computers shall constitute Excluded Assets) and related software applications, (ii) the Tully Practice Management System and database and related AS400 computer system and all computer hardware and software supporting the Tully Practice Management System, and (iii) any other computer hardware and software located at the Seller Facilities (collectively, the "Equipment");

          (b) All office and dental supplies used in Seller's Dental Business and located at the Seller Facilities (collectively, the "Supplies");

          (c) The goodwill value of Seller's Dental Business operations as a going concern, determined by the excess of the Cash Consideration over the book value of the Assets being purchased by Buyer, provided that the Parties acknowledge that IPC shall not acquire, nor shall it operate, the dental practice of Seller, which shall be operated by Associated Dental Care Providers, P.C., an Arizona professional corporation ("Associated"), pursuant to the Service Agreement dated January 1, 1998, between IPC and Associated (the "Service Agreement");

          (d) All rights under the agreements set forth on Schedule 1.1(d) (the "Assumed Contracts"); and

          (e) All rights under the leases for Seller Facilities as indicated on Exhibit A (collectively, the "Leases").

     (S)1.2.   Excluded Assets. Notwithstanding any other provision of this
               ---------------
Agreement to the contrary, the following items (the "Excluded Assets") shall be excluded from the Assets:

          (a) All patient records of Seller's Dental Business; provided that, to the extent permitted by applicable law, records of current patients of Seller's Dental Business located at the Seller Facilities (the "Current Patient Records") shall be assigned to and assumed by Associated and records of non-current patients of Seller's Dental Business shall be kept available by Seller for Buyer and Associated, upon a commercially reasonable basis, but only to the extent consistent with the requirements of applicable law;

          (b)  All accounts receivable and notes receivable of Seller;

          (c)  Seller's fee simple interest, if any, in any Seller Facility;

          (d) Restricted and unrestricted cash and cash equivalents, including investments in marketable securities, certificates of deposit, bank accounts and promissory notes;

          (e) Subject to (S)1.2(a), any records which by law Seller is required to retain in its possession;

          (f) To the extent permitted by (S)4.2 hereof, all Assets disposed of or exhausted prior to Closing in the ordinary course of business, including inventory and prepaid expenses;

          (g) Any proprietary information contained in employee or operations manuals of Seller and its Affiliates;

          (h) Any contracts, commitments or agreements other than the Assumed Contracts and the Leases;

          (i) All of Seller's insurance proceeds arising in connection with the operation of the Assets prior to the Closing;

          (j) Any claims or rights related to the Assets (including without limitation the Assumed Contracts), contractual or otherwise, accruing or arising prior to the Closing;

          (k) All corporate organizational records (including Seller's minute books) and stock books of Seller;

          (l) All Assets which are located outside the Seller Facilities and which are either used by Seller or its Affiliates in rendering corporate services to Seller or the Assets or are used or operated by Seller or its Affiliates on a company-wide or region-wide basis and not exclusively as part of Seller's Dental Business;

          (m) Except to the extent specifically included in the Assets identified in (S)1.1(a), above, all material names, patents, inventions, trade secrets, proprietary rights, computer software, trademarks, trade names, service marks, logos, copyrights and franchises, and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof which Seller owns or has the right to use or to which Seller is a party, and all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office or offices (all of the foregoing items being sometimes hereinafter referred to collectively as the "Proprietary Rights");

          (n) Any other assets of Seller's Dental Business which Buyer elects not to purchase or is prohibited from purchasing under applicable law, provided that Buyer may require some of the Assets which Buyer does not purchase to be assigned by Seller to Associated (and assumed by Associated) to the extent that such assignment and assumption are permitted by applicable law; and

          (o)  The assets identified on Schedule 1.2.

     (S)1.3.   No Liabilities Assumed. As of the Closing, Buyer agrees to
               ----------------------
assume the future payment and performance of all obligations and liabilities first accruing during, arising out of, or relating to the period after the Closing under the Assumed Contracts, the Leases, and the Assets (other than the Excluded Assets), including trade payables, purchase orders, and real estate and employment taxes accrued or incurred after the Closing (collectively, the "Assumed Liabilities"). Except as described in the preceding sentence, or unless otherwise specifically provided in this Agreement, Buyer shall not assume, or in any way be liable or responsible for, any claims, liabilities, obligations, or debts of Seller, including without limitation any liabilities of Seller relating to: (a) taxes payable with respect to Seller's Dental Business during the Pre-Closing Tax Period (as defined below), including without limitation income taxes, real estate taxes, or employment taxes; (b) any pension, profit sharing, or employee benefit plans covering any of the employees of Seller for any period prior to the Closing; (c) express or implied warranties; (d) any acts or omissions of Seller or its employees prior to the Closing (including without limitation those related directly or indirectly to any malpractice claim asserted against Seller or any dentist or dental specialist employed or otherwise retained by Seller or any other tort claim asserted against Seller or any dentist or dental specialist employed or otherwise retained by Seller); (e) claims for breach of contract; (f) accrued but unpaid compensation, severance, or bonus obligations of Seller; and (g) other claims of any kind whatsoever, or any other liabilities of Seller, direct or contingent. For purposes of this Agreement, "Pre-Closing Tax Period" shall mean the taxable period or portion of the taxable period that ends on the Closing Date, and items of income, gain, loss, deduction, and credit for any period attributable to the period of time before the Closing Date shall be allocated to a deemed Pre-Closing Tax Period that ends on the Closing Date (the "Deemed Pre-Closing Tax Period") using an interim closing-of-the-books method, assuming that the Deemed Pre-Closing Tax Period ended as of the close of business on the Closing Date, unless another allocation method is mutually agreed upon by Buyer and Seller.

     Within 90 days after the Closing Date, Seller and Buyer shall prorate as of the Closing Date any amounts which become due and payable after the Closing Date with respect to the Assumed Contracts and the Assets but which relate both to periods prior to and after the Closing, including property taxes on the Assets and utilities servicing any of the Assets.

     (S)1.4.   Purchase Price. The total purchase price for the Assets (the
               --------------
"Purchase Price") shall consist of the Cash Consideration and the assumption of the Assumed Liabilities by Buyer and shall be paid at Closing as follows: (a) Buyer shall pay the Cash Consideration to Seller by wire transfer, provided that, if, as of the Closing, the number of Dentists (as defined in (S)5.2(g), below) who have entered into One-Year Employment Agreements, as contemplated by
(S)5.2(g), below, is less than 20, then the Cash Consideration shall be reduced (up to an aggregate reduction not to exceed $200,000) by the result obtained when $40,000 is multiplied by the difference between 20 and such number of Dentists who have entered into One-Year Employment Agreements; and (b) Buyer shall assume the Assumed Liabilities by executing and delivering an assignment and assumption agreement in the form agreed upon by the Parties (the "Assumption Agreement"), which shall include the assignment and assumption of the Assumed Contracts.

     The Purchase Price shall be allocated among the Assets in accordance with
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the applicable regulations thereunder. Seller and Buyer shall use all reasonable efforts to (1) agree upon a preliminary allocation at or prior to the Closing, and (2) agree upon a final allocation as soon as practicable after the Closing. The allocation of the Purchase Price determined under this (S)1.4 shall be binding on the Parties, shall be used for all purposes on their respective Federal, state, and local income tax returns, and shall be supported by them in any audits or other disputes or litigation involving any such returns.

     Buyer and Seller shall timely prepare and file all required tax reports and returns with respect to the allocation of Purchase Price under this (S)1.4, such as Internal Revenue Service Form 8594 or any equivalent statement, and shall furnish the other Parties with a copy of any such form or statement no later than 10 days prior to the required filing date. The Parties shall each pay, and shall hold the other harmless from and against, one-half of any and all taxes, assessments, and other charges that may be due and payable, or which relate in any way, to the transfer of the Assets by Seller to Buyer. Buyer shall reimburse Seller for the amount of any refund or credit of taxes received by Buyer with respect to taxes paid by Seller for any Pre-Closing Tax Period.

     (S)1.5.   Closing. The closing of the Asset Purchase (the "Closing") shall
               -------
be held at the offices of O'Melveny & Myers LLP, 555 13th St., N.W., Washington, D.C. 20004-1109, or at such other location as the Parties may mutually agree, commencing at 10:00 a.m., local time, on February 8, 1999 or such other date as may be reasonably designated by the Parties; provided that the Closing shall be effective as of 12:01 a.m., local time, on February 8, 1999, unless otherwise agreed by Seller and Buyer (the "Closing Date").

     (S)1.6.   Conveyance Documents. At the Closing, Seller shall convey,
               --------------------
assign, and transfer the Assets (other than the Excluded Assets) to Buyer through the execution and delivery of the following documents:

               (a) A bill of sale of the Equipment and Supplies, in the form agreed upon by the Parties;

               (b) An assignment of the Assets constituting intangible assets, including without limitation the goodwill but excluding the Excluded Assets, in the form upon by the Parties;

               (c) An assignment and assumption agreement for the Leases as described in (S)5.1(c)(ii), below, together with separate assignments of the Leases for recording purposes in form reasonably satisfactory to Buyer and Seller and consistent with the assignment and assumption agreement for the Leases;

               (d)  The Assumption Agreement; and

               (e) Such other assignment or conveyance documents as may be reasonably requested by Buyer.

     Subject to (S)(S)3.18, 4.3(i), and 5.3(h), below, if consents or approvals of any other parties are required for any conveyances, assignments, subleases, or transfers contemplated by this Agreement, Seller shall exercise all commercially reasonable efforts (including preparation or review (or both) of consent and assignment documents by Seller's counsel and the payment of legal fees incurred by Seller in connection with such preparation or review or related activities) to cause those consents or approvals to be obtained prior to the Closing; provided that Seller's obligation to make payments to any third party in connection with obtaining such third party's consent or approval shall be limited to reasonable administrative fees required by such third party in an amount not to exceed $200 per consent or approval. Seller shall begin the process of obtaining such consents or approvals at 9:00 a.m. on Monday, January 18, 1999; provided that Seller shall have no obligation to contact directly (by letter, phone call, or otherwise) any third party from whom consent or approval may need to be obtained until Tuesday, January 19, 1999 after Seller has made its scheduled announcement to Continuing Dentists and Continuing Employees (each as defined in (S)4.1(d), below) regarding the transactions contemplated by this Agreement.

     (S)1.7.   Possession. Buyer shall be entitled to exclusive possession of
               ----------
the Assets as of the Closing.

     (S)1.8.   Joint Notice of Sale; Use of CIGNA Dental Name. After the
               ----------------------------------------------
Closing, Seller and Buyer shall cooperate in the preparation of a written notice to the current patients of the Seller Facilities of the Asset Purchase and distribute such notice to all such patients. Seller and Buyer shall share equally all costs and expenses incurred in connection with the fulfillment of the obligation described in the preceding sentence. For up to one month after the date of the notice distribution described in this (S)1.8, Buyer may retain existing signage at the Seller Facilities bearing the name "CIGNA Dental" or any related marks and logos (the "CIGNA Marks"); provided that, during such one-month period, Buyer shall use commercially reasonable efforts to install new or different signage which does not use the CIGNA Marks. Buyer shall have no right to use the CIGNA Marks (a) for any purpose whatsoever after such one-month period or (b) other than as provided in this Section 1.8 during such one-month period. Buyer acknowledges Seller's exclusive right, title, and interest in and to the CIGNA Marks and will not, at any time, do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title, and interest (except as specifically permitted under this (S)1.8). Seller retains the right to use the CIGNA Marks in the manner or style in which Seller has done so prior to the date of this Agreement and in any other lawful manner.

                                  ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     In order to induce Seller to enter into this Agreement, Buyer hereby jointly and severally represents and warrants to Seller as follows:

     (S)2.1.   Organization and Standing. IPC is a corporation duly organized,
               -------------------------
validly existing, and in good standing under the laws of the State of Arizona. IPC has full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted and is duly qualified or licensed as a foreign corporation and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on IPC. ADP is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. ADP has full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted and is duly qualified or licensed as a foreign corporation and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on ADP.

     (S)2.2    Power and Authority.  IPC has all requisite corporate power and
               -------------------
authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of IPC. This Agreement has been duly executed and delivered by IPC and constitutes the legal, valid and binding obligation of IPC, enforceable against IPC in accordance with its terms. ADP has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of ADP. This Agreement has been duly executed and delivered by ADP and constitutes the legal, valid and binding obligation of ADP, enforceable against ADP in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

     (S)2.3    Conflicts; Consents and Approvals.  The execution and delivery
               ---------------------------------
of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated in this Agreement will not:

               (a) Violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any third party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of ADP or IPC under any of the terms, conditions or provisions of the certificate or articles of incorporation or bylaws, each as amended to date, of ADP and IPC, respectively, or any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which ADP or IPC is a party and which is material to ADP or IPC;

               (b) Violate any order, writ, injunction, decree, statute, rule or regulation, applicable to ADP or IPC or their respective properties or assets; or

               (c) Require any action or consent or approval of, or review by, or registration with any third party, court or governmental body or other agency, instrumentality or authority, other than such actions, if any, taken in respect of federal and state securities laws as may be contemplated by this Agreement.

          (S)2.4    Litigation. There is no suit, claim, action, proceeding
                    ----------
or investigation pending or, to the best knowledge of Buyer, threatened against ADP or IPC which, individually or in the aggregate, is reasonably likely to have a material adverse effect on ADP, IPC and ADP's subsidiaries, taken as a whole, or a material adverse effect on the ability of ADP or IPC to consummate the transactions contemplated in this Agreement. Neither ADP or IPC is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, would have a material adverse effect on it or a material adverse effect on the ability of ADP or IPC to consummate the transactions contemplated by this Agreement.

          (S)2.5    Brokers; Finders Fees.  The transactions contemplated by
                    ---------------------
this Agreement were not submitted to Buyer or any of its Affiliates by any broker or other person entitled to a commission, finders fee or like payment thereon, and were not, with the consent of Buyer or any of its Affiliates, submitted to Seller or any of its Affiliates by any broker or other person, and none of the actions of Buyer or any of its Affiliates has given rise to any claim by any person for a commission, finder's fee or like payment against any of the Parties.

          (S)2.6    Financial Condition.
                    -------------------

                    (a)  IPC is a wholly-owned subsidiary of ADP.

                    (b) Each of IPC and ADP is able to pay its debts as they mature, has capital sufficient to carry on its business as it is now being operated, and has assets which exceed its liabilities (determined in accordance with generally accepted accounting principles).

                    (c) Neither IPC nor ADP intends to incur debts beyond its ability to pay them as they mature.

                    (d) Neither IPC nor ADP has filed or contemplates filing a petition commencing a voluntary case under any chapter of the Federal bankruptcy laws, and no involuntary petition seeking recognition, arrangement, adjustment, or composition of IPC or ADP has been filed by any person and not dismissed prior to the date of this Agreement.

                    (e) Buyer has, and will have at the Closing, through its credit facility with its lender or otherwise, immediately available funds in cash which are sufficient to pay the Cash Consideration and any other amounts payable by Buyer pursuant to this Agreement and otherwise to consummate the transactions contemplated by this Agreement.

          (S)2.7    Compliance with Law.  Buyer has complied and is in
                    -------------------
compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies and guidelines promulgated, and all judgments, decisions and others entered, by any federal, state, local or foreign court or governmental authority, agency, or instrumentality relating to Buyer or its business or properties, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer.


                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                                   OF SELLER
                                   ---------

     In order to induce Buyer to enter into this Agreement, Seller hereby jointly and severally represents and warrants to Buyer as follows (the Schedules referred to in this Article and delivered by Seller to Buyer pursuant to this Agreement are referred to collectively as the "Seller Schedules").

     (S)3.1.   Organization and Standing. CDHI is a corporation duly organized,
               -------------------------
validly existing, and in good standing under the laws of the State of Florida with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. CHA is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. CHA is licensed by the Arizona Department of Insurance as a Health Care Services Organization. Seller is duly qualified to conduct Seller's Dental Business in each jurisdiction in which the character or location of the property currently leased or operated by it or the nature of the business conducted by it makes qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

     (S)3.2.   Subsidiaries. Except as described on Schedule 3.2, Seller owns
               ------------
no subsidiary corporations which are involved, directly or indirectly, in Seller's Dental Business, nor does Seller own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise (hereinafter, simply "entity") which is involved, directly or indirectly, in Seller's Dental Business.

     (S)3.3.   Power and Authority; Capacity. Seller has all requisite
               -----------------------------
corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. No other action or proceeding by or in respect of Seller is or was necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. None of Seller's Affiliates is required to be a party to this Agreement in order for the transactions contemplated hereby to be consummated as described herein.

     (S)3.4.   Consents and Approvals. Except for the consents described in
               ----------------------
Schedule 3.4, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated by this Agreement require or will require any action, consent, or approval of, or review by, or registration with, any court or governmental body or other agency, instrumentality or authority.

     (S)3.5.   Financial Statements.  Set forth on Schedule 3.5 are the pro
               --------------------
forma financial statements for Seller's Dental Business as of the dates indicated thereon (collectively, the "Financial Statements"). The Financial
Statements: (a) consist of solely an operating statement (no balance sheet is included), (b) are unaudited, have been prepared by management from, and are consistent with, the books and records of Seller's Dental Business, but have not been prepared in accordance with generally accepted accounting principles, and
(c) fairly present, in all material respects, the results of operations of Seller's Dental Business for the periods indicated on the Financial Statements.
Schedule 3.5 also contains a fixed asset listing as of the date hereof.

     (S)3.6.   Undisclosed Liabilities. Except as set forth in Schedule 3.6 or
               -----------------------
as otherwise contemplated by this Agreement, Seller's Dental Business has no material liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent or otherwise and whether due or to become due) except:

          (a) Those arising under agreements or other commitments specifically identified in Schedules 3.17-1 and 3.17-2;

          (b) Trade payables and other current liabilities incurred in transactions in the ordinary course of business consistent with past practices which are or will be properly reflected on the books and records of Seller's Dental Business (to the extent required by Seller's usual business practices to be so reflected) and are not inconsistent with the other representations, warranties and agreements of Seller set forth in this Agreement; and

          (c)  Assumed Liabilities.

     (S)3.7.   Absence of Certain Changes.  Except as set forth in Schedule 3.7
               --------------------------
 or as otherwise contemplated by this Agreement, since November 30, 1998, there has not been:

          (a) Any material adverse change in or effect on the business, operations, assets, properties, prospects, rights or condition (financial or otherwise) of Seller's Dental Business, taken as a whole, or the ability of Seller to consummate the transactions contemplated by this Agreement, or, to the best of Seller's knowledge, any occurrence, circumstance, or combination thereof which reasonably would be expected to result in any such material adverse change or effect (a "Material Adverse Effect");

          (b) Any transaction entered into or carried out by Seller in the operation of Seller's Dental Business other than in the ordinary and usual course of Seller's Dental Business;

          (c) Any borrowing or agreement to borrow funds by Seller in connection with Seller's Dental Business (except from Affiliates of Seller in the ordinary course of Seller's Dental Business consistent with past practices), any incurring by Seller of any other obligation or liability (contingent or otherwise) in the operation of Seller's Dental Business, except current liabilities incurred in the usual and ordinary course of business (consistent with past practices), or any endorsement, assumption or guarantee of payment or performance of any loan or obligation of any other individual, firm, corporation or other entity by as part of Seller's Dental Business;

          (d) Any material change in Seller's method of conducting Seller's Dental Business or any material change in Seller's accounting principles or practices or its method of application of such principles or practices in connection with Seller's Dental Business;

          (e) Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the property or assets of Seller which are used in the operation of Seller's Dental Business;

          (f) Any sale, lease or other disposition of, or any agreement to sell, lease or otherwise dispose of any of the properties or assets of Seller which are used in the operation of Seller's Dental Business, other than in the usual and ordinary course of business consistent with past practices;

          (g) Any purchase of or any agreement to purchase assets for use in Seller's Dental Business (other than inventory purchased in the ordinary course of business consistent with past practices) for an amount in excess of $10,000 for any one purchase made by Seller or $25,000 for all such purchases made by Seller or any lease or any agreement to lease, as lessee, any capital assets for use in Seller's Dental Business with payments over the term thereof to be made by Seller exceeding an aggregate of $10,000;

          (h) Any loan or advance made by Seller to any individual, firm, corporation or other entity in the operation of Seller's Dental Business;

          (i) Any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any material term, condition or provision of any material contract, agreement, license or other instrument to which Seller is a party and which is directly related to the operation of Seller's Dental Business, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business;

          (j) Any labor dispute or disturbance materially adversely affecting the business operations or condition (financial or otherwise) of Seller's Dental Business, including without limitation the filing of any petition or charge of unfair labor practice with any governmental or regulatory authority, efforts to effect a union representation election, actual or threatened employee strike, work stoppage or slow down; or

          (k) Any disciplinary or other similar action, proceeding, or, to the best of Seller's knowledge, investigation taken by the Arizona Board of Dentistry, Arizona Department of Insurance, or other governmental or accrediting board, agency, or authority against or with respect to Seller's Dental Business or any employee or, to the best of Seller's knowledge, independent contractor (who is a practicing dentist or hygienist) of Seller who is involved in Seller's Dental Business.

     (S)3.8.   Taxes. Except where failure to do so would not have a Material
               -----
Adverse Effect, Seller has duly, properly, and timely filed all federal, state, local and foreign tax returns and tax reports required to be filed by it with respect to the Assets and Seller's Dental Business prior to the date of this Agreement. All such returns and reports are true, correct and complete in all material respects.

     (S)3.9.   Compliance with Law. Except as set forth in Schedule 3.9-1, in
               -------------------
the operation of Seller's Dental Business, Seller has complied and is in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies and guidelines promulgated, and all judgments, decisions and orders entered, by any federal, state, local or foreign court or governmental authority, agency, or instrumentality relating to Seller's Dental Business or its properties used in connection therewith, including without limitation all zoning, fire, safety, building, and asbestos laws, ordinances, regulations and requirements; Environmental Laws (defined below); Governmental Reimbursement Laws (defined in (S)3.23); Title VII of the Civil Rights Act of 1964, as amended; the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Americans with Disabilities Act of 1990; all applicable federal, state and local laws, rules and regulations relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees; all laws, rules, and regulations relating to the licensing or credentialing of dentists, endodontists, periodontists, prosthodontists, pediatric dentists, orthodontists, oral surgeons, certified registered dental assistants, hygienists, and other dental care professionals involved with Seller's Dental Business; all federal or state laws and regulations relating to fraud and abuse; and all related laws, ordinances, regulations and requirements (collectively, the "Applicable Laws"), except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.9-1, Seller has not been given written notice of any violation of any of the Applicable Laws in connection with the operation of Seller's Dental Business which violation has not been remedied in full (without any remaining liability of Seller).

     Schedule 3.9-2 includes a list of all franchises, licenses, permits, consents, authorizations, approvals and certificates necessary for Seller to carry on Seller's Dental Business as presently conducted (collectively, the "Permits"), each of which currently is owned by Seller or one of its Affiliates and is valid and in full force and effect, except where failure to be so owned or to be valid or in full force or effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.9-3, Seller is not in material violation of any of the Permits, and there are no pending or, to the best of Seller's knowledge, threatened proceedings which would reasonably be expected to result in the revocation, cancellation or inability of Seller to renew any Permit.

     Except as set forth on Schedule 3.9-3, in the operation of Seller's Dental Business (a) Seller has not in the past five years disposed of, or contracted for the disposal of, hazardous wastes, hazardous substances, infectious or medical waste, radioactive waste or sewage sludge, and (b) to the best of Seller's knowledge, no such wastes, substances, or sludge generated by Seller have finally come to be located on any site which is or has been (including as a potential or suspect site) included in any published federal, state, or local "superfund" or other list of hazardous or toxic waste sites.

     For purposes of this Agreement, "Environmental Laws" shall mean all federal, state, and local environmental laws, statutes, ordinances, and codes relating to the protection of public health or the environment (including without limitation any water, land, subsurface, air, fish, wildlife, and other natural resources) or governing the use, storage, treatment, generation, transportation, processing, handling, management, production, or disposal of solid wastes, medical wastes, toxic substances, hazardous wastes, hazardous substances, petroleum, petroleum-based products, radio-nuclides, or other radioactive materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders, and directives of federal, state, and local government agencies and authorities with respect thereto.

     (S)3.10.  [Intentionally Omitted].
                ---------------------

     (S)3.11.  Restrictive Documents or Laws. With the exception of the matters
               -----------------------------
listed in Schedule 3.11, Seller is not a party to or bound under any mortgage, lien, lease, agreement, contract, instrument, law, order, judgment or decree, or any similar restriction not of general application, which materially and adversely affects, or reasonably would be expected so to affect: (a) the condition of Seller's Dental Business (financial or otherwise); or (b) the continued operation of Seller's Dental Business after the Closing on substantially the same basis as it is currently operated.

     (S)3.12.  Insurance. Seller has been and is insured with respect to the
               ---------
conduct of Seller's Dental Business, including without limitation Seller's property used in connection therewith, in such amounts and against such risks as are sufficient for compliance with Applicable Laws and as are adequate to protect Seller's Dental Business and such property in accordance with normal industry practice. Such insurance is and has been provided by insurers which are, to the best of Seller's knowledge, financially sound and reputable. Set forth in Schedule 3.12 is a true, correct and complete list of all insurance policies and bonds, if any, in force covering Seller's Dental Business, including without limitation Seller's property used in connection therewith, for which Seller is named as an insured party, or for which Seller has paid any premiums, and such lists correctly state the name of the insurer, the name of each insured party, the type and amount of coverage, deductible amounts, if any, and the expiration date of each such policy or bond. Except as disclosed in
Schedule 3.12, all such policies or bonds are currently in full force and effect and no notice of cancellation or termination has been received by Seller with respect to any such policy or bond. Seller will continue all such policies and bonds in full force and effect through the Closing. All premiums due and payable on such policies and bonds on or before the Closing Date have been or will be paid on or before the Closing Date.

     (S)3.13.  Title to and Condition of Properties. Except as set forth in
               ------------------------------------
Schedule 3.13-1, Seller has good, valid and marketable title to all of its owned assets of every kind, nature and description, tangible or intangible, wherever located, which constitute owned property now used in and necessary for the conduct of Seller's Dental Business as presently conducted. Except as set forth in Schedule 3.13-2, all such assets are owned free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever, including without limitation: (a) rights or claims of parties in possession; (b) easements or claims of easements; (c) encroachments, overlaps, boundary line or water drainage disputes or any other matters; (d) any lien or right to a lien for services, labor or material furnished; (e) special tax or other assessments; (f) options to purchase, leases, tenancies, or land contracts; (g) contracts, covenants, or reservations which restrict the use of such properties; and (h) violations of Environmental Laws and zoning, fire safety, building, and other laws, ordinances and regulations applicable to such properties. The current uses of all such assets are in compliance with all private restrictions, and such uses are legal conforming uses. Except as set forth in Schedule 3.13-3, no financing statement under the Uniform Commercial Code or similar law naming Seller as debtor and including such assets as collateral has been filed in any jurisdiction, and Seller is not a party to or bound under any agreement or legal obligation authorizing any party to file any such financing statement. Schedule 3.13-4 contains a complete and accurate legal description of the real property on which the Seller Facilities are located, which constitute all of the real property owned or leased by Seller and used for the provision of dental care in the conduct of Seller's Dental Business.

     Except as set forth in Schedule 3.13-5, all real property and structures and all machinery, equipment, and other tangible personal property used by Seller which are material to the operation of Seller's Dental Business, are suitable for the purpose or purposes for which they are being used (including full compliance with all Applicable Laws relating to such use), and are in good condition and repair. To the best of Seller's knowledge, there are no material structural defects in the exterior walls or the interior bearing walls, the foundation or the roof of any building or other such structure used by Seller in the operation of Seller's Dental Business, and the electrical, plumbing, heating systems, and air conditioning systems of all such structures are in good operating condition. No hazardous waste or toxic material has been disposed of, discharged on, or leaked from, or has otherwise contaminated, any real property used by Seller for the provision of dental care in the operation of Seller's Dental Business. No hazardous waste or toxic material is stored upon or in any real property used by Seller for the provision of dental care in the operation of Seller's Dental Business (including without limitation any underground storage tanks), except hazardous or infectious waste or toxic materials generated in the ordinary course of business. Seller has not received any notice of non-compliance or violations or threatened non-compliance or violations of any Environmental Laws relating to any real property used by Seller for the provision of dental care in the operation of Seller's Dental Business. Neither Seller nor any of its agents has caused or permitted, and, to the best of Seller's knowledge, no other party has caused or permitted, any hazardous waste or toxic material to be disposed of or discharged or leaked from, or otherwise contaminate any real property used by Seller for the provision of dental care in the operation of Seller's Dental Business. The utilities servicing the real properties used by Seller for the provision of dental care in the operation of Seller's Dental Business are adequate to permit the continued operation of Seller's Dental Business, and there are no pending or, to the best of Seller's knowledge, threatened zoning, condemnation or eminent domain proceedings, building, utility or other moratoria, or injunctions or court orders which would materially affect such continued operation.

     (S)3.14.  Brokers; Finders. The transactions contemplated by this Agreement
               ----------------
were not submitted to Seller or any of its Affiliates by any broker or other person entitled to a commission, finder's fee or like payment thereon, and were not, with the consent of Seller, submitted to Buyer or any of its Affiliates by any broker or other person, and none of the actions of Seller or any of its Affiliates has given rise to any claim by any person for a commission, finder's fee or like payment against any of the Parties.

     (S)3.15.  Legal Proceedings, Etc. Except as listed and described in
               ----------------------
Schedule 3.15, there are currently no material claims, proceedings, suits or, to the best of Seller's knowledge, investigations pending or, to the best of Seller's knowledge, threatened against or relating to Seller in connection with Seller's Dental Business (or any of the current employees or independent contractors of Seller in connection with the Seller's Dental Business), by or before any federal, state, local or foreign court or governmental body, agency, or authority. There are no such claims, proceedings, suits or, to the best of Seller's knowledge, investigations pending or, to the best of Seller's knowledge, threatened for the purpose of enjoining or preventing the consummation of the Asset Purchase or any other transaction contemplated by this Agreement or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. Except as disclosed in Schedule 3.15, Seller is not subject to any judgment, order or decree, or any governmental restriction applicable to it, which would reasonably be expected to have a Material Adverse Effect, or which would reasonably be expected to materially adversely affect the ability of Seller to conduct Seller's Dental Business as it is currently being conducted. Except as listed and described in Schedule 3.15, to the best of Seller's knowledge, there are no facts, circumstances, or occurrences which would reasonably be expected to give rise to any material claims, proceedings, or suits against Seller or any of the employees or independent contractors of Seller in connection with Seller's Dental Business.

     (S)3.16.  ERISA. No liability with respect to or arising in connection with
               -----
or directly or indirectly from any Employee Plan (as defined below) or Benefit Arrangement (as defined below) or the employment by Seller of any of its employees at any time will or may be assigned or attributed to IPC in connection with or as a result of the Asset Purchase or any other transaction contemplated by this Agreement. For purposes of this Agreement: (a) "Employee Plan" means each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") which (i) is subject to any provision of ERISA and (ii) is or was at any time during the last five years maintained, administered or contributed to by Seller or any affiliate (as defined below) and covers any employee or former employee of Seller or any affiliate or under which Seller or any affiliate has any liability; and (b) "Benefit Arrangement" means each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Seller or any of its affiliates, and
(iii) covers any employee or former employee, any shareholder or former shareholder of Seller or any of its affiliates. For purposes of this section, "affiliate" of any person or entity means any other person or entity which, together with such person or entity, would be treated as a single employer under
Section 414 of the Code or is an "affiliate," whether or not incorporated, as defined in Section 407(d)(7) of ERISA, of such person or entity.


     (S)3.17.  Contracts. Schedule 3.17-1 lists each contract, purchase order,
               ---------
agreement, lease, executory commitment, arrangement and understanding (written or oral) to which Seller is a party which is related to Seller's Dental Business and which (a)(i) involves payments or commitments in excess of $10,000 (in the aggregate) for any purchase order or $10,000 (in the aggregate) for any other contract, agreement, lease, commitment, arrangement, or understanding, or (ii) extends beyond one year (or both), or is otherwise material to the condition or operation of Seller's Dental Business, unless cancelable on 60 or fewer days' notice without any liability, penalty or premium, (b) is with any present or former shareholder, employee, agent or independent contractor of Seller, or any person related by blood or marriage to any such person, or any person or entity controlling, controlled by, or under common control with any such person, and is not terminable at will, (c) provides for the future purchase by Seller of any materials, equipment, services or supplies and either continues for a period of more than 12 months (including periods covered by any option to renew by either party), provides for a price materially in excess of current market prices, or is in excess of normal operating requirements over its remaining term, or (d) involves any of the following: (i) any borrowings or guarantees; (ii) any contracts containing covenants purporting to limit the freedom of Seller to compete in any line of business or provide any of its services in any geographic area; (iii) any obligation or commitment which materially limits the freedom of Seller to sell, lease, license or otherwise provide its services; (iv) any contract or agreement the performance of which would reasonably be expected to result in a loss to Seller; or (v) any obligation or commitment providing for indemnification or responsibility for the obligations or losses of any person. All of such contracts, agreements, leases, commitments, and other arrangements and understandings are valid and binding, in full force and effect and enforceable in accordance with their respective provisions.

     The current patient base for Seller's Dental Business consists primarily of patients who are enrolled in or otherwise receive dental services under dental benefit plans offered or administered by CDHI and its subsidiaries (the "Dental Benefit Plans"). Schedule 3.17-2 lists the following, as of the January 1999 capitation, with respect to patients enrolled at Seller Facilities under Dental Benefit Plans: (A) the number of covered persons assigned to the Seller Facilities; (B) a list of the ten largest employer groups as determined by the number of covered persons assigned to the Seller Facilities, including, for each such employer group, the current patient charge schedule(s), the effective date of the group, and the current dollar capitation per member per month; (C) a list of each employer group that terminated its dental benefit plans with CDHI during 1998 if such termination resulted in a disenrollment of 100 or more patients from the Seller Facilities; (D) a list of each employer group that has submitted a written notification to cancel its dental benefit plans with CDHI and which cancellation would be reasonably expected to result in a disenrollment of 100 or more patients from the Seller Facilities; and (E) a list of patient charge schedules (to the extent not listed under (B), above).

     Seller is not in violation of nor in default in respect of nor has there occurred an event or condition which, with the passage of time or giving of notice (or both), would constitute a default of any contract, agreement, lease, commitment, arrangement or understanding of the type described in the preceding provisions of this section.

     Schedule 3.17-3 contains a correct and complete list of (1) all dentists employed by Seller or (2) all dentists otherwise engaged by Seller since September 30, 1998.

     (S)3.18.  No Conflict or Default. Except as described in Schedule 3.18,
               ----------------------
solely with respect to Seller's Dental Business, neither the execution and delivery of this Agreement by Seller, nor compliance by Seller with the terms and provisions of this Agreement, including without limitation the consummation of the transactions contemplated by this Agreement, will violate in any material respect any Applicable Laws or Permits or conflict with or result in the breach of any term, condition or provision of the articles or certificate of incorporation, by-laws, or other organizational documents of Seller or, in any material respect, of any agreement, deed, contract, undertaking, mortgage, indenture, writ, order, decree, restriction, legal obligation or instrument to which Seller is a party or by which Seller, or any of Seller's assets, are or may be bound or affected, or constitute a default (or an event which, with the giving of notice, the passage of time, or otherwise, would constitute a default) thereunder, or result in the creation or imposition of any lien, security interest, charge or encumbrance, or restriction of any nature whatsoever with respect to any Assets, or give to others any interest or rights, including rights of termination, acceleration or cancellation, in or with respect to any of the assets, contracts or business of Seller.

     (S)3.19.  Books of Account; Records. Seller has given Buyer access to the
               -------------------------
books and records maintained by Seller pertaining to Seller's Dental Business, which books and records, in reasonable detail, accurately and fairly reflect in all material respects the activities of Seller with respect to Seller's Dental Business.

     (S)3.20.  Compensation. Schedule 3.20 lists and describes the current
               ------------
compensation of all employees of Seller who work within Seller's Dental Business and whose total current salary and bonus exceeds $35,000 annually and any consultant, advisor, or independent contractor who works within Seller's Dental Business and whose compensation exceeds $5,000 annually. Except as disclosed in
Schedule 3.20, there are no other forms of compensation paid to any employees or independent contractors of Seller who work within Seller's Dental Business. Except as set forth on Schedule 3.20, Seller has no agreement or understanding with any of the employees, representatives or independent contractors of Seller who work within Seller's Dental Business which would reasonably be expected to influence any such person not to become associated with Buyer and Associated from and after the Closing or from serving Buyer or Associated after the Closing in a capacity similar to the capacity presently served. Except as set forth in
Schedule 3.20, to the best of Seller's knowledge, no employee of Seller who works within Seller's Dental Business has notified Seller that such employee has a present intention to leave the employ of Seller or has taken any action indicative of leaving the employ of Seller.

     (S)3.21.  Labor Relations. Except as set forth in Schedule 3.21, no
               ---------------
employee of Seller who works within Seller's Dental Business is represented by any labor union or covered under any collective bargaining agreement, and there is no unfair labor practice complaint against Seller pending before the National Labor Relations Board which relates to Seller's Dental Business. There is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the best of each Seller's knowledge, threatened against or involving Seller and which relates to Seller's Dental Business. Except as set forth in Schedule 3.21, no labor grievance relating to Seller's Dental Business has been filed with Seller; no arbitration proceeding which has had or may have such an effect has arisen out of or under a collective bargaining or other labor agreement and is pending; and no claim therefor has been asserted. Except as set forth in Schedule 3.21, no collective bargaining or other labor agreement relating to Seller's Dental Business is currently being negotiated by Seller, and no union or collective bargaining unit represents Seller's employees who work within Seller's Dental Business. Seller has experienced no material work stoppage or other material labor difficulty within Seller's Dental Business during the past five years.

     (S)3.22.  Suppliers. Except as set forth in Schedule 3.22, no supplier of
               ---------
products or services to Seller's Dental Business has provided Seller with written notice that such supplier shall stop, or decrease the rate of, or substantially increase its fees for, supplying products or services to Seller's Dental Business prior to, or to Buyer as the assignee of the Assets following the consummation of, any of the transactions contemplated by this Agreement.

     (S)3.23.  Medicare and Medicaid. Except as set forth in Schedule 3.23,
               ---------------------
neither Seller nor any other dentist or other dental care professional employed or retained by Seller is a provider of dental services through Medicare, Medicaid, or any other governmental health care reimbursement program (collectively, the "Governmental Programs"), nor has or does Seller or any such dentist or other dental care professional received or expect to receive any reimbursement under any such Governmental Programs. To the best of Seller's knowledge, no employee or independent contractor or other agent of Seller who works within Seller's Dental Business has violated in any material respect any law, statute, rule, regulation, or order under or relating to any Governmental Program, including without limitation those relating to fraud and abuse (the "Governmental Reimbursement Laws").

     (S)3.24.  Disciplinary Actions. Except as set forth in Schedule 3.24,
               --------------------
during the one year period ending on December 31, 1998, there have been no disciplinary or other similar actions, proceedings, or investigations taken by the Arizona Board of Dentistry, the Arizona Department of Insurance, or other governmental or accrediting board, agency, or authority against or with respect to Seller in connection with the operation of Seller's Dental Business or, to the best of Seller's knowledge, any current employee or independent contractor (who is a practicing dentist or hygienist) of Seller who works within Seller's Dental Business.

     (S)3.25.  Seller's Dental Business. Seller's Dental Business consists of
               ------------------------
providing, or arranging for the provision of, dental services at the Seller Facilities to patients enrolled in or otherwise covered by the Dental Benefit Plans or dental benefit plans of Seller's Affiliates. Seller's Dental Business provides services to no dental benefit plans other than the Dental

Benefit Plans. Seller has no current intention to cease offering Dental Benefit Plans through Seller and its Affiliates.


     (S)3.26.  Knowledge Definition. Whenever used in any representation or
               --------------------
warranty set forth in this Article III, the phrase "to the best of Seller's knowledge" or similar language signifies that no information has come to the attention of any person listed on Schedule 3.26, or upon due inquiry would have come to the attention of any such person, which gives such person, or upon such inquiry would have given such person, actual knowledge contrary to such representation or warranty.


                                  ARTICLE IV
                           COVENANTS OF THE PARTIES
                           ------------------------

     (S)4.1.   Mutual Covenants.
               ----------------

               (a)  General.  Each Party shall use all reasonable efforts to
                    -------
     take all actions and do all things necessary, proper or advisable to consummate the Asset Purchase and the other transactions contemplated by this Agreement, including without limitation using all reasonable efforts to cause the conditions set forth in this Article and Article V for which such Party is responsible to be satisfied as soon as reasonably practicable and to prepare, execute, acknowledge or verify, deliver, and file such additional documents, and take or cause to be taken such additional actions, as any other Party may reasonably request or as may be reasonably required to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. From and after the Closing, Buyer shall provide to Seller any invoices or correspondence received by Buyer relating to Seller's Dental Business for the period prior to the Closing Date, and Seller shall provide to Buyer any such invoices or correspondence received by Seller for the period from and after the Closing Date.

               (b)  Governmental Matters. Each Party shall use all reasonable
                    --------------------
     efforts to take any action that may be necessary, proper or advisable in connection with any notices to, filings with, and authorizations, consents and approvals of any court, administrative agency or commission, or other governmental authority or instrumentality that it may be required to give, make or obtain.

               (c)  Parties' Employees. During the period beginning on the date
                    ------------------
     of this Agreement and ending on the earlier of the Closing or one year following the termination or expiration of this Agreement pursuant to
     (S)6.1, below, (i) Buyer shall not, nor shall Buyer permit any of its Affiliates which are under its control to, employ any person who, at any time within the one-year period immediately preceding such employment, was employed by Seller or CDHP of Arizona, and (ii) Seller shall not, nor shall Seller permit any of its Affiliates which are under its control to, employ any person who, at any time within the one-year period immediately preceding such employment, was employed by IPC, ADP, or Associated. The foregoing shall not apply to any person hired as a result of contact initiated by such person or any general solicitation of employment by any Party or its Affiliates.

          (d)   Employment Matters.
                ------------------

                (i)   Assumption of Liabilities. Except as specifically provided
                      -------------------------
          in this Agreement, Seller shall retain all, and Buyer shall not assume, and shall not be deemed to have assumed, any liability or responsibility for obligations or liabilities under, with respect to or in connection with any Employee Plan or to or with respect to any employee of Seller.

                (ii)  Identification of Staff Model Employees. At or prior to
                      ---------------------------------------
          the Closing, Seller shall deliver to Buyer a Schedule 4.1(d)(ii) which will contain a complete and correct list of all employees of Seller and its Affiliates (other than the Dentists) who work at or are employed exclusively in connection with Seller's Dental Business, wherever located (including those employees who, as of the Closing Date, are on temporary leave (whether due to temporary disability or otherwise) and who are expected to return to active employment with Seller within six months after the Closing Date), the position held by each such employee, and the current rate of cash compensation of each such employee (the "Staff Model Employees"). Unless otherwise specified on Schedule 4.1(d)(ii), each Staff Model Employee shall be an employee at will.

                (iii) Employment of Dentists. During the Pre-Closing Period,
                      ----------------------
          Buyer shall use commercially reasonable efforts to cause Associated to employ all Dentists listed on Schedule 3.17-3 upon the terms of the One-Year Employment Agreements. Buyer acknowledges that the terms upon which employment is offered to each Dentist pursuant to the preceding sentence will include an annual base salary equal to the annual base salary currently being paid to such Dentist. The Parties acknowledge and agree that Dentists who enter into One-Year Employment Agreements in satisfaction of the condition described in (S)5.3(g), below, shall receive from Buyer signing bonuses in an aggregate amount of $245,000, of which $132,000 shall be paid at the Closing in cash and $113,000 (representing a portion of amounts to be paid by Seller) shall be reimbursed by Buyer to Seller in cash upon receipt by Buyer from Seller of reasonable documentation that such amount has been paid by Seller. Buyer shall have no obligation or liability for any performance or other bonuses payable to the Dentists for 1998 or any other period ending on or before the Closing, and Seller shall be responsible therefor.

                (iv)  Offers of Employment to Staff Model Employees. IPC shall
                      ---------------------------------------------
          offer to hire on an at-will basis all Staff Model Employees listed on
          Schedule 4.1(d)(ii), effective as of the Closing Date for those Staff Model Employees who are actively at work as of the Closing Date and, for those who are not but who return to active employment with Seller within six months after the Closing Date, effective as of the date such Staff Model Employee returns to active employment with Seller, on terms which provide each Staff Model Employee with a rate of cash compensation which is comparable to such Staff Model Employee's current rate of cash compensation, together with the benefits package normally offered by IPC to similarly situated employees in the ordinary course of IPC's business (subject to the last paragraph of this (S)4.1(d)(iv), below). In addition, for each Staff Model Employee, such employment will be in a position that is a reasonable match with such Staff Model Employee's qualifications, skills, and experience with Seller and will be located within a reasonable commuting distance from such Staff Model Employee's personal residence (which shall include, without limitation, such Staff Model Employee's current commuting distance from his or her current personal residence). Without in any way affecting the at-will employment status of each Staff Model Employee who accepts employment with IPC, IPC shall not reduce the rate of cash compensation of any such Staff Model Employee during the first twelve months after the Closing without the consent of such Staff Model Employee. Any Staff Model Employee who accepts IPC's offer of employment shall be referred to herein as a "Continuing Employee." The date on which a Staff Model Employee becomes a Continuing Employee shall be referred to herein as such Staff Model Employee's "Employment Transfer Date." Buyer shall have no obligation or liability whatsoever (A) with respect to any Staff Model Employee who does not accept employment with IPC as described above or (B) with respect to any Staff Model Employee who is on temporary leave (whether due to temporary disability or otherwise) as of the Closing Date and who does not return to active employment with Seller within six months after the Closing Date. In addition, on July 1, 1999, Buyer shall pay a bonus (a "Stay Bonus") to each Staff Model Employee who is a hygienist, as designated on Schedule 4.1(d)(ii), who becomes a Continuing Employee as contemplated by this
          (S)4.2(d)(iv), and who remains an employee of IPC continuously from the Closing Date through July 1, 1999; provided that the amount of the Stay Bonuses shall not exceed $2,000 per full-time hygienist.

                    Notwithstanding any provision of this Agreement to the contrary, from the Closing Date through March 31, 1999, Seller shall continue to provide to the Continuing Employees and Continuing Dentists the medical benefits package theretofore provided by Seller to such persons, and, at the Closing, in addition to the Cash Consideration, Buyer shall pay $19,800 to Seller as prepaid medical benefits costs to be applied by Seller to its obligation under this paragraph.

                    (v)   Severance Pay Plan. IPC agrees to provide to each
                          ------------------
          Continuing Employee who is terminated by IPC (other than for cause) during the one-year period following the Closing a severance payment equal to two weeks of such Continuing Employee's base compensation for every year of service to Seller's Dental Business and IPC (including recognition of existing seniority as described in (S)4.1(d)(vii), below).

                    (vi)  Defined Contribution Plans. Each Continuing Employee
                          --------------------------
          and each Continuing Dentist (defined below) shall cease to participate in Seller's 401(k)

          Plan (defined below) for periods after such Continuing Employee's Employment Transfer Date or, with respect to any Continuing Dentist, after the Closing Date. Effective as of the Closing Date or as soon as practicable thereafter, Seller shall cause all contributions for periods prior to the Closing Date to be made to the Savings and Investment Plus Plan of CIGNA Corporation ("Seller's 401(k) Plan") and shall cause each Dentist who becomes employed by Associated as of the Closing Date ("Continuing Dentist") and each Continuing Employee to be fully vested in such Continuing Employee's or Continuing Dentist's account balances under Seller's 401(k) Plan determined as of the Closing Date; provided, however, that in the case of a Staff Model Employee who becomes a Continuing Employee after the Closing Date, the foregoing provisions of this sentence shall be applied as of the Staff Model Employee's Employment Transfer Date. Buyer shall have no liability under, in connection with, or relating to Seller's 401(k) Plan. Buyer shall make no contributions thereto and no employees of Buyer shall become eligible to participate therein after the Closing Date. Seller and Buyer may mutually agree to arrange for the transfer of Seller's 401(k) Plan accounts (the "Accounts") of the Continuing Employees and Continuing Dentists who are participants in Seller's 401(k) Plan to one or more defined contribution plans (within the meaning of Section 3(34) of ERISA) which is or are maintained by Buyer or its Affiliates for the benefit of eligible Continuing Employees and Continuing Dentists and which is or are qualified under Section 401(a) of the Code.

                    (vii)  Certain Other Matters.  The terms of each Continuing
                           ---------------------
          Employee's and Continuing Dentist's employment with IPC or Associated, as applicable, shall be in accordance with, as applicable, IPC's or Associated's usual and customary practices for their respective employees and include recognition of the existing seniority of all such Continuing Employees and Continuing Dentists for eligibility, benefit accrual, and vesting purposes for all periods of service with Seller or its Affiliates.

                    (viii) Cooperation.  Each of Buyer and Seller shall take all
                           -----------
          actions which it, in its sole discretion, deems necessary or desirable to implement the provisions of this (S)4.1(d).

                    (ix)   Third Party Beneficiaries. It is understood and
                           -------------------------
          agreed between Buyer and Seller that all provisions contained in this Agreement with respect to employee benefit plans or employee compensation or employment are included for the sole benefit of Buyer, Associated, and Seller and do not and shall not create any right in any other person, including but not limited to any employee, any participant in any benefit or compensation plan or any beneficiary thereof.

          (e)  [Intentionally omitted].
                ---------------------

          (f)  Transition Services.  At the Closing, the Parties shall enter
               -------------------
     into a transition services agreement in the form agreed upon by the Parties (the "Transition Services Agreement").

          (g)  Post-Closing Cooperation; Preservation of Records. From and after
               -------------------------------------------------
     the Closing:

               (i) Buyer shall cooperate with Seller and its agents in connection with legal proceedings, regulatory investigations, audits, or other proceedings against or involving Seller which are related to dental services provided by Seller prior to the Closing. Such cooperation shall include by way of illustration and without limitation: (A) making available promptly upon request copies of records assigned and transferred to Buyer pursuant to this Agreement as well as other records pertaining to the particular patient; and (B) using reasonable efforts to make providers available as reasonably requested by Seller, its counsel and carrier to adequately assess and represent Seller's position in the investigation, legal action or proceeding, including giving testimony;

               (ii) Buyer shall maintain all dental and administrative records consistent with applicable professional and regulatory standards, shall not destroy any such records which pre-date the Closing Date and relate to Seller's Dental Business without providing advance written notice to Seller of Buyer's intent to destroy such records, and shall honor any written request from Seller that custody of any such records (including documents, x-rays, or other material) which pre-date the Closing Date and relate to Seller's Dental Business be transferred to Seller for storage in lieu of destruction; and

               (iii) Buyer shall not, except as required by applicable law, produce any documents, records, x-rays, or other materials which are acquired by virtue of the transactions contemplated by this Agreement and which pre-date the Closing Date to any third party without first contacting Seller and providing Seller with a reasonable opportunity to review the request and the circumstances under which it was made and to intervene.

          (h)  Software Upgrade Project.  Buyer acknowledges that, as of the
               ------------------------
     date of this Agreement, the Tully Practice Management System hardware and software, including without limitation the AS400 computer system, are being upgraded (the "Software Upgrade Project"). From and after the Closing, except as otherwise provided in this (S)4.1(h), Buyer shall be solely responsible for completion of the Software Upgrade Project materially consistent with the project scope outcome established by Seller prior to the date of this Agreement and shall undertake such actions as Buyer, in its sole discretion, may deem necessary or appropriate to complete the Software Upgrade Project by June 30, 1999, if reasonably practicable, or, if not, as soon thereafter as reasonably practicable, but in no event later than September 30, 1999. Upon completion of the Software Upgrade Project:

               (i) Buyer shall provide Seller with a written certificate of such completion, which shall be signed by Buyer's Chief Information Officer and a representative of the Tully Practice Management System (the "Completion Certificate");

               (ii) Buyer shall pay to Chris Skinner a project completion bonus in the amount of $7,500 (and, in the event that Buyer terminates the employment of Chris Skinner, Buyer shall be responsible for any severance payments which are due to him as a Continuing Employee under
          (S)4.1(d), above);

               (iii) Buyer shall pay to Robert Harris a project completion bonus in the amount of $7,500, and, upon receipt of the Completion Certificate and proper evidence of payment of such bonus, Seller shall reimburse Buyer for such amount (and, in the event that Buyer terminates the employment of Robert Harris and provides Seller with written notice thereof on or before July 31, 1999, Seller shall reimburse Buyer for any severance payments which are due to Robert Harris as a Continuing Employee under (S)4.1(d), above);

               (iv) Upon receipt of the Completion Certificate on or before September 30, 1999, Seller shall reimburse Buyer for employment costs in the amount of $21,100; and

               (v) Upon receipt of the Completion Certificate and proper evidence on or before September 30, 1999, Seller shall reimburse Buyer for up to $35,000, in the aggregate, of Buyer's costs and expenses (other than salaries, benefits, and other direct costs of employees of Buyer, including Continuing Employees) in completing the Software Upgrade Project.

          (i)  Leases and Subleases. At the Closing, Buyer and Seller shall
               --------------------
     enter into leases and subleases, in the forms agreed upon by the Parties, with respect to the Seller Facilities identified on Exhibit A attached hereto as "Co-Located Facilities."

          (j)  Paseo Replacement Facility. The Parties currently intend that a
               --------------------------
     lease substantially in the form delivered to Buyer prior to the date hereof will be entered into by Seller (and assigned to Buyer) with respect to the dental facility under construction at 4157 and 4159 West Thunderbird Avenue in Phoenix, Arizona (the "Deer Valley Facility"). If such a lease is entered into, then, upon the issuance of the certificate of occupancy for the Deer Valley Facility, (i) the lease will be assigned to and assumed by Buyer on terms substantially the same as those set forth in the assignments and assumptions of leases contemplated by (S)5.1(c)(ii), below (including a guaranty by ADP for so long as Seller remains obligated under the terms of such lease), and (ii) Buyer shall reimburse Seller for 50% of the project costs associated with the development of the Deer Valley Facility, the budget for which costs and construction is set forth on Schedule 4.3(h); provided that Buyer's reimbursement obligation under this (S)4.1(j) shall not exceed $160,000. If such lease is not entered into with respect to the Deer Valley Facility, the Parties will (A) locate a mutually acceptable site (comparable in size and quality) for a replacement facility for the Paseo Seller Facility, (B) enter into reasonable arrangements to permit Buyer to remain at the Paseo Seller Facility until such a replacement site is located and available to be moved into by Buyer, and (C) replicate the economic terms set forth in
     (ii) above with respect to the Deer Valley Facility (including an obligation to reimburse Seller upon such replacement facility being available for occupancy by Buyer).

     (S)4.2.   Covenants of Seller. Seller hereby jointly and severally agrees
               -------------------
               that:

               (a)  Conduct of Business.  Except as otherwise expressly
                    -------------------
     contemplated by this Agreement, from the date of this Agreement until the Closing (the "Pre-Closing Period"): (i) Seller shall not take or permit to be taken any action or do or permit to be done anything in the conduct of the business of Seller or otherwise, that would be contrary to or in breach of any of the provisions of this Agreement or which would cause any representations and warranties of Seller contained in this Agreement to be or become untrue in any material respect; (ii) Seller shall conduct Seller's Dental Business in the ordinary course substantially in accordance with past practices; and (iii) without any obligation to expend amounts other than consistent with past practices, Seller shall use all reasonable efforts to preserve Seller's Dental Business organization intact, keep available to Buyer and Associated the present services of Seller's employees and independent contractors who work within Seller's Dental Business, keep available for the post-Closing operation of Seller's Dental Business by Buyer and Associated the services of the dentists and dental specialists who are employees and independent contractors of Seller, and preserve for Buyer and Associated the goodwill of and all agreements with third parties with whom Seller's Dental Business relationships exist. Without limiting the generality of the foregoing, during the Pre-Closing Period, except as otherwise expressly contemplated by this Agreement or with the prior written consent of Buyer, Seller shall not undertake or engage in any of the following if doing so would result in or reasonably would be expected to result in a Material Adverse Effect on Seller's Dental Business or Seller's ability to consummate the Asset Purchase or any of the other transactions contemplated by this Agreement:

                    (i) Merge or consolidate with any other person or entity or acquire a material amount of assets of any other person or entity;

                    (ii) Sell, lease, license, pledge, encumber, or otherwise dispose of any assets or property which are used or otherwise involved in Seller's Dental Business other than in the ordinary course of business consistent with past practices;

                    (iii) Incur, create, assume, or otherwise become liable for any indebtedness other than indebtedness incurred consistent with past practices;

                    (iv) Enter into or modify any employment, severance, termination, or similar agreement or arrangement with, or grant any bonuses, salary increases, severance or termination pay to, any consultant, employee or independent contractor of Seller who works within Seller's Dental Business, except for annual pay increases in the ordinary course of business consistent with past practices, changes in severance or other benefits in the ordinary course of business, 1998 performance bonuses, and the signing bonuses contemplated by (S)4.1(d), above;

                    (v) Other than in the ordinary course of business, adopt, amend, or terminate any employee benefit plan covering, or increase, amend, or terminate any benefits to, consultants, employees or independent contractors of Seller who work within Seller's Dental Business;

                    (vi) Modify in any material way or terminate any of the contracts listed (or required to be listed) in Schedule 3.17-1 or any Dental Benefit Plan except in the ordinary course of Seller's Dental Business consistent with past practices;

                    (vii) Engage in any transaction, or enter into any agreement, contract, lease, or other arrangement or understanding, with any Affiliate (as defined below) of Seller, except as reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement or in the ordinary course of Seller's business consistent with past practices to the extent reasonably necessary during the Pre-Closing Period; or

                    (viii) Agree or commit to do any of the foregoing.

          For purposes of this Agreement, other than (S)3.16, above, an "Affiliate" of a person or entity shall mean any shareholder, employee, representative, independent contractor or other agent of such person or entity, any person related by blood or marriage to any such person, or any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with any such person or entity.

          (b)  [Intentionally omitted].
               -----------------------

          (c)  Exclusive Rights. Neither Seller nor any of its Affiliates or
               ----------------
     representatives shall, directly or indirectly, solicit (including without limitation by way of furnishing or making available any non-public information concerning Seller's Dental Business or related assets of Seller) or engage in negotiations or discussions with, disclose any of the terms of this Agreement to, accept any offer from, furnish any information to, or otherwise cooperate, assist or participate with any person or organization (other than Buyer and its representatives) regarding any Acquisition Proposal (defined below), except that any person or entity making an Acquisition Proposal may be informed of the restrictions contained in this sentence. Seller shall notify Buyer promptly by telephone, and thereafter promptly confirm in writing, if any such information is requested from, or any Acquisition Proposal is received by, Seller or any shareholder of Seller. For purposes of this Agreement, "Acquisition Proposal" shall mean any offer, proposal or expression of interest received by Seller or any shareholder of Seller prior to the Closing Date regarding the acquisition by purchase, merger, lease, or otherwise of any interest in Seller, any of Seller's Dental Business, or any material assets, customer relationships or other operations of Seller which relate to Seller's Dental Business.

          (d)  Access to Records and Other Due Diligence. During the Pre-
               -----------------------------------------
     Closing Period, Seller shall: (i) make or cause to be made available to Buyer and its representatives, attorneys, accountants and agents, for examination, inspection, and review, the assets of Seller and all books, contracts, agreements, commitments, records and documents of every kind relating to Seller's Dental Business (other than tax returns of Seller and its Affiliates), and shall permit Buyer and its representatives, attorneys, accountants and agents to have access to the same at all reasonable times during normal business hours and upon reasonable notice; and (ii) permit representatives of Buyer to interview personnel of Seller with respect to Seller's Dental Business, provided that a representative of Seller must be present at any such interview.

          (e)  Disclosures.  After the date of this Agreement, Seller shall not
               -----------
     (except in the ordinary course of business consistent with past practices):
     (i) disclose to any person, association, firm, corporation or other entity (other than Buyer and its representatives, attorneys, accountants, and agents or those designated in writing by Buyer) in any manner, directly or indirectly, any proprietary information or data relevant to Seller's Dental Business, whether of a technical or commercial nature, or (ii) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation or other entity (other than Buyer and its representatives, attorneys, accountants, and agents or those designated in writing by Buyer) to use, in any manner, directly or indirectly, any such information or data, excepting only (A) use of such data or information as is at the time generally known to the public and which did not become generally known through any breach of any provision of this section by Seller, and (B) disclosures of information to employees of Seller who need to know such information and use of such information by employees of Seller who need to use such information, in each use only to the extent necessary for the benefit of Seller or Buyer.

          (f)  Employee Retention. During the Pre-Closing Period, Seller shall
               ------------------
     endeavor in good faith at all times to maintain good relations with all employees of Seller who work within Seller's Dental Business. Seller shall also use commercially reasonable efforts during the Pre-Closing Period to cause all dentists currently employed or otherwise retained by Seller to enter into One-Year Employment Agreements with Associated as described in
     (S)4.1(d), above, and (S)5.3(g), below.

          (g)  Notices of Certain Events.  Seller shall promptly notify Buyer
               -------------------------
               of:

               (i) Any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with any of the transactions contemplated by this Agreement;

               (ii) Any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

               (iii) Any known actions, suits, claims, investigations or proceedings commenced or threatened against, relating to, involving, or otherwise affecting Seller's Dental Business which, if in existence on the date of this Agreement, would have been required to have been disclosed by Seller pursuant to (S)3.15 or which relate to the consummation of any of the transactions contemplated by this Agreement; and

               (iv) Any circumstances or events which, if in existence on the date of this Agreement, would make any representation or warranty of Seller incorrect or incomplete in any material respect.

          (h)  [Intentionally omitted].
               ---------------------

          (i)  Noncompetition.  During the Restricted Period (defined below)
               --------------
     neither Seller nor any of its Affiliates shall, directly or indirectly:

               (i) Own or operate, anywhere in the Restricted Territory (defined below) (A) any dental staff model or practice providing dental services (collectively, "Dental Staff Practice"), or (B) any business which provides management or consulting services of the type provided as of the date hereof by Buyer (a "Dental Practice Management Company");

               (ii) Induce or encourage any employee, officer, or director of Associated, IPC, or ADP to terminate its relationship with Associated, IPC, or ADP, or otherwise interfere or attempt to interfere in any way with Associated's, IPC's, or ADP's relationships with their respective employees, officers, or directors; or

               (iii) Employ or engage any person who, at any time within the one-year period immediately preceding such employment or engagement, was an employee, officer, or director of Associated, IPC, or ADP; provided that the foregoing (ii) and (iii) shall not apply to any person hired by Seller or any of its Affiliates as a result of contact initiated by such person or any general solicitation of employment by Seller or its Affiliates.

          For purposes of this (S)4.2(i), (A) "Restricted Period" shall mean, with respect to (i), above, the period beginning on the Closing Date and ending on December 31, 2003, and, with respect to (ii) and (iii) above, the period beginning on the Closing Date and ending on December 31, 2001, and
     (B) "Restricted Territory" shall mean the geographic area within a radius of five miles from any facility or operation within the Phoenix Metropolitan Statistical Area leased, owned, managed, or operated by IPC or Associated.

          Notwithstanding the foregoing to the contrary, this (S)4.2(i) shall not prohibit Seller or any of its Affiliates from acquiring control of, by purchase of assets, merger, or otherwise, any business or entity which includes a Dental Staff Practice or Dental

     Practice Management Company so long as such Dental Staff Practice or DentalPractice Management Company is only an incidental portion of the business or entity of which control is acquired.

               (j)  Injunctive Relief. Seller acknowledges and agrees that
                    -----------------
     Buyer's remedies at law for any violation or attempted violation of any of Seller's obligations under this Agreement would be inadequate, and agree that in the event of any such violation or attempted violation, Buyer shall be entitled to a temporary restraining order, temporary and permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies which may be available to Buyer from time to time.

               (k)  [Intentionally omitted].
                    ---------------------

               (l)  [Intentionally omitted].
                    -----------------------

               (m)  Patient Records. At the Closing, to the extent permitted by
                    ---------------
     applicable law, Seller shall assign to Associated the Current Patient Records by executing and delivering an Assignment and Assumption Agreement in the form agreed upon by the Parties (the "Assignment and Assumption Agreement").

               (n)  [Intentionally omitted].
                    -----------------------

     (S)4.3.   Covenants of Buyer.  Buyer agrees that:
               ------------------

               (a) Representations and Warranties. At the Closing, Buyer shall deliver to Seller a certificate, in form and substance reasonably satisfactory to Seller, confirming that the representations and warranties set forth in Article II of this Agreement are correct and complete in all material respects as of the Closing Date.

               (b)  Notices of Certain Events. Buyer shall promptly notify
                    -------------------------
     Seller of each of the following which occur during the Pre-Closing Period:

                    (i) Any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with any of the transactions contemplated by this Agreement;

                    (ii) Any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                    (iii) Any known actions, suits, claims, investigations or
               proceedings commenced or threatened against, relating to, involving, or otherwise affecting Buyer or any of its assets which, if in existence on the date of this Agreement, would have been required to have been disclosed by Buyer pursuant to (S)2.4 or which relate to the consummation of any of the transactions contemplated by this Agreement; and

               (iv) Any circumstances or events which, if in existence on the date of this Agreement, would make any representation or warranty of Buyer incorrect or incomplete in any material respect.

          (c)  [Intentionally omitted].
               -----------------------

          (d)  Injunctive Relief.  Buyer acknowledges and agrees that Seller's
               -----------------
     remedies at law for any violation or attempted violation of any of Buyer's obligations under this Agreement would be inadequate, and agrees that in the event of any such violation or attempted violation, Seller shall be entitled to a temporary restraining order, temporary and permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies which may be available to Seller from time to time.

          (e)  Non-Competition.  Neither Buyer nor any of its Affiliates shall
               ---------------
     operate as a comprehensive dental plan which offers insured, self-insured or prepaid dental insurance products to group purchasers, HCFA, Arizona, prospective individual members or other sponsors of health care benefit plans in the State of Arizona until December 31, 2003. For purposes of this
     (S)4.3(e), none of Buyer or its Affiliates shall be considered a "group purchaser" or "other sponsor" with respect to its or their own employees. Notwithstanding the foregoing to the contrary, this (S)4.3(e) shall not prohibit Buyer or any of its Affiliates from acquiring control of, by purchase of assets, merger, or otherwise, any business or enterprise which includes only incidentally any of the businesses described in the first sentence of this (S)4.3(e). Until December 31, 2001, neither Buyer nor any of its Affiliates shall:

               (i) Induce or encourage any employee, officer, or director of Seller or CDHP of Arizona to terminate its relationship with Seller or CDHP of Arizona or otherwise interfere or attempt to interfere in any way with Seller's or CDHP of Arizona's relationships with their respective employees, officers, or directors; or

               (ii) Employ or engage any person who, at any time within the one-year period immediately preceding such employment or engagement, was an employee, officer, or director of Seller or CDHP of Arizona; provided that the foregoing (i) and (ii) shall not apply to any person hired by Buyer or any of its Affiliates as a result of contact initiated by such person or any general solicitation of employment by Buyer or its Affiliates.

          (f)  [Intentionally omitted].
               -----------------------

          (g)  Seller Schedule Updates.  Buyer acknowledges and agrees that,
               -----------------------
     after the date of this Agreement and through and including the end of the third business day prior to the Closing Date, Seller shall have the right to supplement or amend any Seller

     Schedule with respect to any matter arising or discovered after the date of this Agreement which, if existing or known as of the date of this Agreement, would have been required to be included in such Seller Schedule. For purposes of Article VII of this Agreement, any such supplemental or amended disclosure shall not be deemed to have cured any breach of any representation or warranty made in this Agreement.

          (h)  [Intentionally omitted].
               -----------------------

          (i)  Indemnification of Seller for Failure to Obtain Consents.
               --------------------------------------------------------
     Buyer shall indemnify and hold Seller harmless from and against any and all Damages (as defined in (S)7.2(a), below, including for purposes of this (S)4.3(i) rent increases for Buyer and/or Seller at the Scottsdale, The Pointe, Chandler, Mesa, and Sun City Seller Facilities (including the portions thereof not to be subleased to Buyer)) asserted against, resulting to, imposed upon, or incurred or suffered by Seller, directly or indirectly, as a result of or arising from the failure of any of the consents or approvals described in the last paragraph of (S)1.6, above, to have been obtained prior to the Closing. Notwithstanding the foregoing,
     (i) Seller shall not be entitled to indemnification from Buyer for any fee paid by Seller to any third party in order to obtain from such third party its consent or approval unless Buyer has approved in writing the payment of such fee, and (ii) Buyer shall have no obligation to indemnify Seller for the administrative fee payments Seller has agreed to pay pursuant to the last paragraph of (S)1.6, above.


                                   ARTICLE V
                                  CONDITIONS
                                  ----------

     (S)5.1.   Mutual Conditions. The obligations of the Parties to consummate
               -----------------
the Asset Purchase and the other transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions unless waived in writing by Seller and Buyer:

               (a)  Legal Prohibition.  No temporary restraining order,
                    -----------------
     preliminary or permanent injunction or other order or decree which prevents the consummation of the Asset Purchase or any of the other transactions contemplated by this Agreement having been issued and remaining in effect, and no statute, rule or regulation having been enacted by any state or federal government or governmental agency which would prevent the consummation of the Asset Purchase or the other transactions contemplated by this Agreement.

               (b)  Governmental Approvals.  Any governmental or other approvals
                    ----------------------
     or reviews of this Agreement or the transactions contemplated by this Agreement required under any applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated thereunder shall have been received.

               (c)  Leases. Buyer and Seller (or one of its Affiliates, as
                    ------
     applicable) shall have (i) entered into written leases or subleases, as applicable, for the Seller Facilities identified on Exhibit A attached hereto as West Ridge, Paseo, Scottsdale, and The Pointe, on the terms agreed upon by the Parties, and (ii) entered into written assignment and assumption agreements of the Leases for the Seller Facilities identified on Exhibit A attached hereto as Chandler, Mesa, and Sun City, on the terms agreed upon by the Parties.

     (S)5.2.   Conditions to Obligations of Seller.  The obligations of Seller
               -----------------------------------
to consummate the Asset Purchase and the other transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions unless waived by Seller in writing:

               (a)  Representations and Warranties. The representations and
                    ------------------------------
     warranties of Buyer set forth in Article II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing (except for any representations and warranties which speak as of a different date, which shall be true and correct in all material respects as of such date).

               (b)  Performance of Agreement. Buyer shall have performed and
                    ------------------------
     observed in all material respects all obligations and conditions to be performed or observed by it under this Agreement at or prior to the Closing.

               (c)  Certificate.  Buyer shall have furnished Seller with a
                    -----------
     certificate dated the Closing Date signed by its a senior officer of Buyer to the effect that the conditions set forth in (S)(S)5.2(a) and (b) have been satisfied.

               (d)  [Intentionally omitted].
                    -----------------------

               (e)  Authority.  Seller shall have received evidence reasonably
                    ---------
     satisfactory to it that this Agreement and the transactions contemplated by this Agreement have been properly authorized by Buyer.

               (f)  PPO and Provider Agreements.  Associated shall have entered
                    ---------------------------
     into PPO and Provider Agreements with Connecticut General Life Insurance Company ("CGLIC") and CDHP of Arizona, respectively, in the forms agreed upon by the Parties.

               (g)  Patient Records.  To the extent permitted by applicable law,
                    ---------------
     Associated shall have assumed from Seller the Current Patient Records by executing and delivering the Assignment and Assumption Agreement as contemplated by (S)4.2(m), above.

               (h)  Employment Agreements.  At least 10 Dentists shall have
                    ---------------------
     entered into One-Year Employment Agreements (including, for each One-Year Employment Agreement, the Acknowledgment attached thereto) as described in
     (S)5.3(g), below.

               (i)  Supplemental Agreement. ADP shall have entered into the
                    ----------------------
     Supplemental Agreement with CDHP of Arizona in the form agreed upon by the Parties.

     (S)5.3.   Conditions to Obligations of Buyer. The obligations of Buyer to
               ----------------------------------
consummate the Asset Purchase and the other transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions unless waived by Buyer in writing:

               (a)  Representations and Warranties.  The representations and
                    ------------------------------
     warranties of Seller set forth in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing (except for any representations and warranties which speak as of a different date, which shall be true and correct in all material respects as of such date).

               (b)  Performance of Agreement.  Seller shall have performed and
                    ------------------------
     observed in all material respects all obligations and conditions to be performed or observed by it under this Agreement at or prior to the Closing.

               (c)  Certificate. Seller shall have furnished Buyer with a
                    -----------
     certificate dated the Closing Date signed by a senior officer of Seller to the effect that the conditions set forth in (S)(S)5.3(a) and (b) have been satisfied.

               (d)  [Intentionally omitted].
                    -----------------------

               (e)  Authority. Buyer shall have received evidence reasonably
                    ---------
     satisfactory to it that this Agreement and the transactions contemplated by this Agreement have been properly authorized by Seller.

               (f)  [Intentionally omitted].
                    -----------------------

               (g)  Existing Employment and Deferred Compensation Agreements.
                    --------------------------------------------------------
     Of the dentists currently employed by Seller (the "Dentists"), at least 15 shall have entered into a one-year employment agreement with Associated substantially in the form attached hereto as Exhibit B, including the Acknowledgment attached thereto (the "One-Year Employment Agreement").

               (h)  Third Party Consents. Buyer shall have received or received
                    --------------------
     satisfactory evidence of all necessary or appropriate third party consents and approvals relating to this Agreement and the transactions contemplated by this Agreement which are described or identified as closing conditions in Schedule 3.18.

               (i)  Material Adverse Change. No Material Adverse Effect shall
                    -----------------------
     have occurred with respect to Seller's Dental Business during the Pre-Closing Period.

               (j)  Books and Records. Seller shall have delivered to Buyer all
                    -----------------
     books and records of Seller relating solely to the Assets.

               (k)  PPO and Provider Agreements. CGLIC and CDHP of Arizona shall
                    ---------------------------
     have entered into PPO and Provider Agreements, respectively, with Associated in the forms agreed upon by the Parties.

                                  ARTICLE VI
                           TERMINATION AND AMENDMENT
                           -------------------------

     (S)6.1.   Termination.
               -----------

               (a)  Termination by Seller. This Agreement may be terminated and
                    ---------------------
     canceled at any time prior to the Closing by Seller: (i) if (A) any of the representations or warranties of Buyer contained in this Agreement shall prove to be inaccurate in any material respect, or any obligation or condition to be performed or observed by Buyer under this Agreement has not been performed or observed in any material respect at or prior to the time specified in this Agreement, and (B) such inaccuracy or failure shall not have been cured within 15 business days after receipt by Buyer of written notice of such occurrence from Seller; (ii) if any permanent injunction or other order of a court or other competent authority preventing consummation of the Asset Purchase or any other transaction contemplated by this Agreement shall have become final and non-appealable; or (iii) if the Closing has not occurred on or before April 1, 1999; provided that the right to terminate this Agreement under this clause (iii) shall not be available if Seller's failure to fulfill any obligation or condition under this Agreement is the cause of or results in the failure of the Closing to occur by such date.

               (b)  Termination by Buyer. This Agreement may be terminated and
                    --------------------
     canceled at any time prior to the Closing by Buyer: (i) if (A) any of the representations or warranties of Seller contained in this Agreement or the Seller Schedules shall prove to be inaccurate in any material respect, or any obligation or condition to be performed or observed by Seller under this Agreement has not been performed or observed in any material respect at or prior to the time specified in this Agreement, and (B) such inaccuracy or failure shall not have been cured within 15 business days after receipt by Seller of written notice of such occurrence from Buyer;
     (ii) if any permanent injunction or other order of a court or other competent authority preventing consummation of the Asset Purchase or any other transaction contemplated by this Agreement shall have become final and non-appealable; (iii) in the event a Material Adverse Effect shall have occurred during the Pre-Closing Period; or (iv) if the Closing has not occurred on or before April 1, 1999; provided that the right to terminate this Agreement under this clause (iv) shall not be available if Buyer's failure to fulfill any obligation or condition under this Agreement is the cause of or results in the failure of the Closing to occur by such date.

               (c)  Effect of Termination. In the event that this Agreement
                    ---------------------
     shall be terminated pursuant to this (S)6.1, all further obligations of the Parties under this Agreement shall terminate without further liability of any Party to another; provided that the obligations of the Parties contained in (S)(S)4.1(c), 8.8, and 8.11 shall survive any such termination. Notwithstanding the foregoing, the termination of this Agreement shall not terminate the Confidentiality Agreement dated March 25, 1996, between ADP and Seller.

     (S)6.2.   Amendment. This Agreement may not be amended except by an
               ---------
instrument in writing signed by all of the Parties.

     (S)6.3.   Extension; Waiver. At any time prior to the Closing, Buyer (with
               -----------------
respect to Seller) and Seller (with respect to Buyer) may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of any other Party; (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto; or (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such Party.


                                  ARTICLE VII
                                INDEMNIFICATION
                                ---------------

     (S)7.1.   Survival of Representations, Warranties and Agreements.
               ------------------------------------------------------

               (a) Subject to the limitations set forth in (S)7.3, below, and notwithstanding any investigation conducted at any time by or on behalf of Buyer, all representations, warranties, covenants and agreements of Seller in this Agreement and in any other documents executed or delivered by Seller or any of its Affiliates pursuant to this Agreement or in connection with the transactions contemplated by the Agreement (the "Additional Documents") shall survive the execution, delivery and performance of this Agreement and the Additional Documents unless otherwise provided. All representations and warranties of Seller set forth in this Agreement and in the Additional Documents shall be deemed to have been made again by Seller at and as of the Closing.

               (b) As used in this Article, any reference to a representation, warranty or covenant contained in any section of this Agreement shall include the Seller Schedules relating to such section.

     (S)7.2.   Indemnification.
               ---------------


               (a) Subject to the limitations set forth in (S)7.3, below, from and after the Closing, Seller shall jointly and severally indemnify and hold harmless Buyer from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by Buyer, directly or indirectly, as a result of or arising from: (i) any inaccuracy in or breach or nonfulfillment of any of the representations and warranties, covenants or agreements made by Seller in this Agreement; or (ii) any Excluded Liability (defined below).

          (b) For purposes of this Agreement: (i) the term "Excluded Liabilities" shall mean (A) any and all claims of any current or former holder of any legal or beneficial ownership interest in or to Seller which are based upon, relate to, or arise out of any agreements, transactions, acts, or omissions made or occurring at or prior to the Closing, excepting only any claims against Buyer arising out of the failure of Buyer to perform its obligations under this Agreement, (B) any and all claims of any third party or governmental agency or entity arising out of or related to non-compliance by Seller or any employee, agent, or independent contractor of Seller with any Applicable Laws prior to the Closing, and (C) any liabilities of Seller's Dental Business not specifically assumed by Buyer under this Agreement; and (ii) the term "Indemnifiable Claims" shall mean the matters with respect to which Buyer is entitled to indemnification under (S)7.2(a).

     (S)7.3.   Limitations on Indemnification. Rights to indemnification under
               ------------------------------
(S)7.2(a)(i) are subject to the following limitations:

               (a) Buyer shall not be entitled to indemnification hereunder with respect to an Indemnifiable Claim arising out of a breach of a representation or warranty (or, if more than one such Indemnifiable Claim is asserted, with respect to all such Indemnifiable Claims) unless, and then only to the extent that, the amount of Damages with respect to all Indemnifiable Claims exceeds $25,000, in the aggregate; provided that such $25,000 threshold shall not apply to any Indemnifiable Claim relating to a breach of the representations and warranties set forth in (S)(S)3.2 and 3.3.

               (b) The total liability of Seller for Damages with respect to all Indemnifiable Claims arising out of (S)7.2(a)(i) shall not exceed, in the aggregate, $1,000,000.

               (c) The obligation of indemnity with respect to the representations and warranties set forth in (S)3.8 of this Agreement shall terminate on the expiration of the respective periods of limitations applicable to assessment and collection of taxes under laws then applicable to such taxes.

               (d) The obligation of indemnity with respect to the representations and warranties set forth in (S)3.16 of this Agreement shall terminate upon expiration of the respective statutes of limitation applicable to the items addressed in such section.

               (e) The obligation of indemnity with respect to the representations and warranties contained in (S)(S)3.2 and 3.3 of this Agreement shall not expire.

               (f) The obligation of indemnity with respect to the representations and warranties set forth in this Agreement other than those addressed in the immediately preceding subsections (c), (d) and (e) shall terminate on the second anniversary of the Closing Date.

               (g) The foregoing provisions of this (S)7.3 notwithstanding, if, prior to the termination of any obligation of indemnity, written notice of a claimed breach or other occurrence or matter giving rise to a claim of indemnification is given by Buyer to Seller, or a suit, action, or other proceeding based upon a claimed breach is commenced against Seller, Buyer shall not be precluded from pursuing such claimed breach, occurrence, other matter, or suit or action, or from recovering from Seller (whether through the courts or otherwise) on the claim, suit, action, or proceeding, by reason of the termination otherwise provided for above.

     (S)7.4.   Procedure for Indemnification with Respect to Third Party Claims.
               ----------------------------------------------------------------

               (a) If Buyer desires to seek indemnification under this Article with respect to an Indemnifiable Claim resulting from the assertion of liability by a third party (a "Third-Party Claim"), or if Seller desires to seek indemnification under this Article with respect to a matter with respect to which Seller is entitled to indemnification under (S)7.7, below (a "Seller's Indemnifiable Claim"), resulting from a Third-Party Claim, the Party seeking indemnification (the "Indemnified Party") shall give notice to the other Party (hereinafter being the "Indemnifying Party") within 15 days of the Indemnified Party's becoming aware of any such Third-Party Claim, which notice shall set forth such material information with respect to such Third-Party Claim as is then reasonably available to the Indemnified Party. If any Third-Party Claim is asserted against the Indemnified Party and the Indemnified Party notifies the Indemnifying Party of such Third-Party Claim, the Indemnifying Party shall be entitled, if it so elects by written notice delivered to the Indemnified Party within a reasonable period of time (not to exceed 10 days in any event) after receiving the Indemnified Party's notice (the "Response Period"), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing: (i) the Indemnified Party shall have no obligation to give any notice of any Third-Party Claim unless such assertion is in writing; (ii) the rights of the Indemnified Party to be indemnified in respect of Indemnifiable Claims resulting from the assertion of any Third-Party Claim shall not be adversely affected by its failure to give notice pursuant to the foregoing provisions unless, and, if so, only to the extent that, the Indemnifying Party is prejudiced by such failure; and (iii) each Party shall cooperate at its own expense with any other Party in all ways reasonably requested by such other Party in connection with the defense of any such Third-Party Claims. With respect to any Third-Party Claim that results in a claim for indemnification under this Article, the Parties shall make available to each other all relevant information in their possession which is material to any such Third-Party Claim.

               (b) In the event that the Indemnifying Party fails to assume the defense of the Indemnified Party against any Third-Party Claim within the Response Period, the Indemnified Party shall have the right to defend, compromise or settle such Third-Party Claim on behalf, for the account, and at the risk of the Indemnifying Party.

               (c) Notwithstanding anything in this (S)7.4 to the contrary, (i) if there is a reasonable probability that a Third-Party Claim may materially and adversely affect an Indemnified Party, its subsidiaries or affiliates, other than as a result of money damages or other money payments, then the Indemnified Party shall have the right, at its cost and expense, to participate in the defense and settlement of such Third-Party Claim; and (ii) the Indemnifying Party shall not settle or compromise any Third-Party Claim against the

     Indemnified Party or consent to entry of any judgment in respect of any Third-Party Claim against the Indemnified Party without the prior written consent of the Indemnified Party, unless such settlement, compromise or consent includes as an unconditional term the giving by the claimant or the plaintiff to the Indemnified Party (and its subsidiaries and affiliates) of a release from all liability in respect of such Third-Party Claim.

     (S)7.5.   Procedure For Indemnification with Respect to Non-Third Party
               -------------------------------------------------------------
Claims. In the event that an Indemnified Party asserts the existence of an
------
Indemnifiable Claim or Seller's Indemnifiable Claim giving rise to Damages other than an Indemnifiable Claim or Seller's Indemnifiable Claim resulting from a Third-Party Claim, it shall give written notice to the Indemnifying Party specifying the nature and amount of the Indemnifiable Claim asserted. If the Indemnifying Party, within 30 days after the receipt of such notice by the Indemnified Party, has not given written notice to the Indemnified Party announcing its intention to contest such assertion by the Indemnified Party, such assertion shall be deemed accepted and the amount of Indemnifiable Claim shall be deemed a valid Indemnifiable Claim or Seller's Indemnifiable Claim. In the event, however, that the Indemnifying Party contests the assertion of an Indemnifiable Claim or Seller's Indemnifiable Claim by giving such written notice to the Indemnified Party within such 30-day period, then if the Parties, acting in good faith, cannot reach agreement with respect to such Indemnifiable Claim within 15 days after such notice, the contested assertion of the claim shall be subject to (S)8.10, below.

     (S)7.6.   Right of Setoff. In addition to its other rights under this
               ---------------
Agreement and the Additional Documents, each Party shall have the right to setoff any amounts owing to it by the other Party against any amounts owing to the other Party by it.

     (S)7.7.   Indemnification of Seller. All representations, warranties,
               -------------------------
covenants, and agreements of Buyer in this Agreement and in any other documents executed or delivered by Buyer or any of its Affiliates pursuant to this Agreement or the Additional Documents shall survive the execution, delivery, and performance of this Agreement and the Additional Documents unless otherwise provided. All representations and warranties of Buyer set forth in this Agreement and in the Additional Documents shall be deemed to have been made again by Buyer at and as of the Closing. Subject to the limitation contained in the following paragraph, Buyer shall indemnify and hold harmless Seller from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by Seller, directly or indirectly, as a result of or arising from (a) any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by Buyer in this Agreement, or (b) any Assumed Liabilities.

     The representations and warranties of Buyer contained in this Agreement and the obligations of indemnity of Buyer with respect to those representations and warranties shall terminate on the second anniversary of the Closing Date; provided that if, prior to termination of any obligation of indemnity with respect to any such representation or warranty, written notice of a claimed breach of same is given by Seller to Buyer, or a suit, action, or other proceeding based upon the claimed breach is commenced against Buyer, Seller shall not be precluded from pursuing such claimed breach, or from recovering from Buyer (whether through the courts or otherwise) on that claim, by reason of the termination otherwise provided for above.

     (S)7.8    Insurance Proceeds. The amount of any damages sustained by any
               ------------------
Party shall be reduced by any amount received with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor. Each Party shall use reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If an indemnitee receives an amount under insurance coverage or from such other party with respect to damages at anytime subsequent to any indemnification provided pursuant to this Article VII, then such indemnitee shall promptly reimburse the other Party for any payment made or expense incurred in connection with providing such indemnification up to such amount received by the indemnitee.

     (S)7.9    Exclusive Remedy. After the Closing, unless a Party is entitled
               ----------------
to the relief described in (S)(S)4.2(j) and 4.3(d), above, this Article VII shall be the exclusive remedy for any inaccuracy in or breach or nonfulfillment of any of the representations and warranties, covenants, or agreements made by Buyer and Seller in this Agreements; provided that nothing in this Article VII shall limit the remedies at law or in equity available to the Buyer with to respect to Excluded Liabilities and to the Seller with respect to the Assumed Liabilities.

     (S)7.10   No Punitive Damages. Notwithstanding anything to the contrary
               -------------------
elsewhere in this Agreement, no Party (or any of its Affiliates) shall, in any event, be liable to the other Party (or any of its Affiliates) for any punitive damages of such other Party (or any of its Affiliates).


                                  ARTICLE VIII
                                 MISCELLANEOUS
                                 -------------

     (S)8.1.   Notices. All notices and other communications under this
               -------
Agreement to any Party shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) to that Party at the telecopy number for that Party set forth below, mailed by certified mail (return receipt requested) to that Party at the address for that Party (or at such other address for such Party as such Party shall have specified in notice to the other Parties), or delivered to Federal Express, UPS, or any similar express delivery service for delivery to that Party at that address:

     (a)      If to Buyer:

              American Dental Partners, Inc.
              301 Edgewater Place, Suite 320
              Wakefield, Massachusetts  01880-1249
              Attention:  Gregory A. Serrao, President
              Telecopy No.:  (781) 224-4216

     with a copy to:

              Baker & Hostetler LLP
              65 East State Street
              Columbus, Ohio 43215

              Attention:  Gary A. Wadman, Esq.
              Telecopy No.:  (614) 462-2616

     (b)      If to Seller:

              c/o CIGNA Dental Health, Inc.
              300 N.W. 82nd Avenue
              Plantation, Florida  33324
              Attention: Chief Financial Officer
              Telecopy No.: (954) 423-5498

     with copies to:

              CIGNA Dental Health, Inc.
              900 College Grove Road
              Hartford, Connecticut  06152
              Attention:  Elizabeth M. George, Esq.
              Telecopy No.: (860) 726-4449

              O'Melveny & Myers LLP
              555 13th Street, N.W., Suite 500W
              Washington, D.C.  20004
              Attention:  David G. Pommerening, Esq.
              Telecopy No.: (202) 383-5414

     (S)8.2.   Non-Waiver. No failure by any Party to insist upon strict
               ----------
compliance with any term or provision of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of any other Party shall affect, or constitute a waiver of, any other Party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect or constitute a waiver of, any Party's right to demand strict compliance with the provisions of this Agreement.

     (S)8.3.   Genders and Numbers. Where permitted by the context, each pronoun
               -------------------
used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers.

     (S)8.4.   Headings. The headings of the various articles and sections of
               --------
this Agreement are not part of the context of this Agreement, are merely labels to assist in locating such articles and sections, and shall be ignored in construing this Agreement.

     (S)8.5.   Counterparts. This Agreement may be executed in multiple
               ------------
counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

     (S)8.6.   Entire Agreement. This Agreement (including all exhibits,
               ----------------
schedules, and other documents referred to in this Agreement (the "Incorporated Documents"), all of which are hereby incorporated by reference) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. All obligations of any Party under any Incorporated Document shall constitute an obligation of such Party under this Agreement. Any capitalized terms used in any Incorporated Document which are not otherwise defined therein shall have the respective meanings given such terms in this Agreement.

     (S)8.7.   No Third Party Beneficiaries. Nothing contained in this
               ----------------------------
Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties, any rights, remedies or other benefits under or by reason of this Agreement.

     (S)8.8.   Governing Law. This Agreement, the legal relations between the
               -------------
Parties, and any action, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to principles of conflicts of law.

     (S)8.9.   Successors; Assignment. This Agreement shall be binding upon,
               ----------------------
inure to the benefit of, and be enforceable by and against the Parties and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be transferred or assigned by any of the Parties without the prior written consent of the other Parties.

     (S)8.10.  Remedies.  Except as set forth in (S)7.9, above, all rights and
               --------
remedies of each Party under this Agreement shall be cumulative and in addition to all other rights and remedies which may be available to that Party from time to time, whether under any other agreement, at law, or in equity.

     Each Party irrevocably designates and appoints the individual identified in or pursuant to (S)8.1, above, to receive notices on its behalf, as its agent to receive on its behalf service of all process in any action arising under or out or in respect of or in connection with this Agreement or any related document or obligation before any body, such service being hereby acknowledged to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to each Party at its address provided in (S)8.1, above; provided that, unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of the service of such process. If any agent so appointed refuses to accept service, the designating party hereby agrees that service of process sufficient for personal jurisdiction in any action against it in the applicable jurisdiction may be made by registered or certified mail, return receipt requested, to its address provided in (S)8.1, above. Each Party hereby acknowledges that such service shall be effective and binding in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Party to bring any action or proceeding against the other Party in any other jurisdiction.

     (S)8.11.  Expenses. Except as otherwise specifically provided in this
               --------
Agreement, each Party shall bear his, her, or its respective legal, accounting, and other costs and expenses associated with the transactions contemplated by this Agreement (including without limitation the costs of any brokers and financial advisors).

     (S)8.12.  Announcements. This Agreement and the transactions contemplated
               -------------
herein shall be confidential, and no Party shall disclose any information relating to the transactions contemplated by this Agreement without the prior written consent of Seller and Buyer, except for such disclosures to such professional advisors as may be necessary or appropriate in order to enter into this Agreement and consummate the transactions contemplated by this Agreement. Each Party and its representatives will exercise all reasonable efforts to maintain confidentiality with respect to such transactions at all times prior to the public announcement, if any, of this Agreement. The provisions of this section will be subject to each Party's obligation to comply with applicable requirements of federal or state laws or any governmental order or regulation.

     (S)8.13.  Severability. With respect to any provision of this Agreement
               ------------
finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by applicable law, and the Parties shall abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

     (S)8.14.  Construction. This Agreement shall supersede, in its entirety,
               ------------
the Asset Purchase Agreement among the Parties dated January 15, 1999.

EACH OF THE UNDERSIGNED CONFIRMS THAT IT OR HE HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE EXHIBITS ATTACHED HERETO.


CIGNA DENTAL HEALTH, INC.             AMERICAN DENTAL PARTNERS, INC.


By  ______________________________    By  _________________________________
Print Name  ______________________        Gregory A. Serrao, President
Its  _____________________________


CIGNA HEALTHCARE OF ARIZONA, INC.     INNOVATIVE PRACTICE CONCEPTS,
                                      INC.


By  ______________________________    By __________________________________
Print Name  ______________________       Gregory A. Serrao, Chairman
Its  _____________________________

                           INDEX OF SELLER SCHEDULES



Schedule 3.2      Subsidiaries

Schedule 3.4      Consents and Approvals

Schedule 3.5      Financial Statements

Schedule 3.6      Undisclosed Liabilities

Schedule 3.7      Absence of Certain Changes

Schedule 3.9-1    Noncompliance with Laws

Schedule 3.9-2    Permits

Schedule 3.9-3    Hazardous Waste Disposal

Schedule 3.11     Restrictive Documents or Laws

Schedule 3.12     Insurance

Schedule 3.13-1   Title to Properties/Assets

Schedule 3.13-2   Liens

Schedule 3.13-3   Financing Statements

Schedule 3.13-4   Legal Descriptions

Schedule 3.13-5   Condition of Property

Schedule 3.15     Legal Proceedings

Schedule 3.17-1   Material Contracts Payable

Schedule 3.17-2   Dental Benefit Plans

Schedule 3.17-3   Dentists

Schedule 3.18     Conflicts or Defaults

Schedule 3.20     Compensation

Schedule 3.21     Labor Relations

Schedule 3.22     Suppliers and Employer Groups

Schedule 3.23     Medicare and Medicaid

Schedule 3.24     Disciplinary Actions

Schedule 3.26     Persons Determining Seller's Knowledge

                            INDEX OF OTHER SCHEDULES



Schedule 1.1(d)      Assumed Contracts

Schedule 1.2         Excluded Assets

Schedule 4.1(d)(ii)  Staff Model Employees

Schedule 4.3(h)      Deer Valley Budget

                               INDEX OF EXHIBITS


Exhibit A      Seller Facilities  Background Information

Exhibit B      One-Year Employment Agreement - (S)5.3(g)


                         INDEX OF ADDITIONAL DOCUMENTS


               Assignment and Assumption Agreement (IPC) - (S)1.4(b)

               Bill of Sale - (S)1.6(a)

               Assignment of Intangible Assets - (S)1.6(b)

               Transition Services Agreement - (S)4.1(f)

               Assignment and Assumption Agreement (Associated) - (S)4.2(m)

               Leases and Subleases - (S)5.1(c)(i)

               Assignment and Assumption of Leases - (S)5.1(c)(ii)

               CGLIC PPO Agreement - (S)5.2(f)

               CDHP of Arizona Provider Agreement - (S)5.2(f)

               Supplemental Agreement - (S)5.2(i)